OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

First Virtual Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FIRST VIRTUAL COMMUNICATIONS, INC.

3200 Bridge Parkway, Suite 202
Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of First Virtual Communications, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, May 18, 2004, at 11:00 a.m. local time at 3200 Bridge Parkway, Suite 202, Redwood City, California 94065 for the following purposes:

1. To elect two directors to hold office until the 2007 Annual Meeting of Stockholders.

2. To approve the Company’s 1997 Equity Incentive Plan, as amended, to (i) increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,900,000 shares, and (ii) increase the maximum number of options that may be granted under the plan to any person in any calendar year from 100,000 to 1,000,000 for newly hired employees, and from 100,000 to 500,000 for grants to all other persons.

3. To approve the Company’s 1997 Non-Employee Directors’ Stock Option Plan, as amended, to (i) increase the aggregate number of shares of common stock authorized for issuance under the plan by 100,000 shares, (ii) amend the terms pursuant to which options granted under the plan become exercisable, (iii) shorten the post-termination exercise period for grants made under the plan from 24 months to nine months, (iv) increase the initial option grants for directors from 8,000 shares to 16,000 shares, (v) approve a one-time grant of an option to purchase 8,000 shares for each current non-employee director of the Company, (vi) approve a grant of an option to purchase 5,000 shares of common stock to the Chairman of each of the Audit and Compensation Committees of the Board and to the Chairman of the Board and a grant of 3,000 shares of common stock to the Chairman of the Nominating and Corporate Governance Committee of the Board, upon the appointment of a non-employee director as Chairman of the Board and each of these committees and on each anniversary of such appointment, and (vii) delete the current provisions for annual automatic grants to members of the Audit, Compensation and Nominating Committees of the Board.

4. To approve the potential issuance and sale by the Company of shares of its common stock and warrants exercisable for shares of its common stock to entities affiliated with Special Situations Fund.

5. To approve the potential issuance by the Company of additional shares of its common stock upon conversion of outstanding shares of its Series A Preferred Stock and upon exercise of an outstanding warrant issued to Vulcan Inc. in June 2000, as a result of anti-dilution adjustment provisions contained in the Company’s Certificate of Designation of Series A Preferred Stock and the Vulcan warrant.

6. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

7. To conduct any other business properly brought before the meeting.

      These items of business are more fully described in the proxy statement accompanying this Notice.

      The record date for the Annual Meeting is April 5, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Truman Cole
Secretary

Santa Clara, California

April 13, 2004

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 18, 2004
PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF THE AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN, AS AMENDED
PROPOSAL 3 APPROVAL OF THE AMENDMENTS TO THE 1997 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
NEW PLAN BENEFITS
PROPOSAL 4 APPROVAL OF PRIVATE PLACEMENT
PROPOSAL 5 POTENTIAL ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK PURSUANT TO CERTAIN ANTI-DILUTION PROTECTIONS AFFORDED TO VULCAN INC.
PROPOSAL 6 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
EXECUTIVE OFFICERS
Security Ownership Of Certain Beneficial Owners And Management
COMPENSATION OF EXECUTIVE OFFICERS
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
NON-EMPLOYEE DIRECTORS’ CHANGE OF CONTROL PLAN
EXECUTIVE OFFICERS’ CHANGE OF CONTROL PLAN
REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE MEASUREMENT COMPARISON(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AVAILABLE INFORMATION
OTHER MATTERS

FIRST VIRTUAL COMMUNICATIONS, INC.

3200 Bridge Parkway, Suite 202
Redwood City, California 94065

PROXY STATEMENT
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

May 18, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of First Virtual Communications, Inc. (sometimes referred to as the “Company” or “First Virtual Communications”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting and to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

      We intend to mail this proxy statement and accompanying proxy card on or about April 13, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

      Only stockholders of record at the close of business on April 5, 2004 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 14,564,271 shares of common stock and 27,437 shares of Series A Preferred Stock, convertible into 866,888 shares of common stock, outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

      If at the close of business on April 5, 2004 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

      If at the close of business on April 5, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

      There are six matters scheduled for a vote:

•	Election of two directors;

•	Proposed (i) 1,900,000 share increase in the number of shares of common stock authorized for issuance under the 1997 Equity Incentive Plan, and (ii) increase in the maximum number of options that may be granted under the plan in a calendar year to any person from 100,000 to 1,000,000 for newly hired employees, and from 100,000 to 500,000 for grants under the plan to all other persons;

•	Proposed (i) 100,000 share increase in the number of shares of common stock authorized for issuance under the 1997 Non-Employee Directors’ Stock Option Plan, (ii) amendments to the vesting and post-termination exercise periods under this plan, (iii) increase in the initial automatic option grants for new non-employee directors from 8,000 shares to 16,000 shares, (iv) one-time grant of an option to purchase 8,000 shares, effective upon stockholder approval, for each current non-employee director of the Company, (v) automatic grants of an option to purchase 5,000 shares of common stock to the Chairman of each of the Audit and Compensation Committees of the Board and to the Chairman of the Board and an automatic grant of an option to purchase 3,000 shares of common stock to the Chairman of the Nominating and Corporate Governance Committee of the Board (“Nominating Committee”), upon the appointment of a non-employee director as Chair of each of these committees and as Chairman of the Board, and on each anniversary of such appointment, and (vi) deletion of the current provisions in the plan for annual automatic grants to members of the Audit, Compensation and Nominating Committees of the Board;

•	Approval of the issuance and sale by the Company of shares of its common stock and warrants exercisable for shares of its common stock to entities affiliated with Special Situations Fund;

•	Approval of the potential issuance by the Company of additional shares of its common stock upon conversion of the outstanding shares of its Series A Preferred Stock held by, and upon exercise of a warrant issued to, Vulcan Inc. on June 8, 2000, as a result of anti-dilution adjustment provisions contained in the Company’s Certificate of Designation of Series A Preferred Stock and the warrant held by Vulcan Inc.; and

•	Ratification of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2004.

How do I vote?

      You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote via telephone or the internet?

      No, at this time the Company does not support voting by telephone or over the Internet. All votes must be submitted by mail.

How many votes do I have?

      On each matter to be voted upon by you, you have one vote for each share of common stock you own as of April 5, 2004 and one vote for each share of common stock into which your shares of Series A Preferred Stock are convertible on April 5, 2004.

What if I return a proxy card but do not make specific choices?

      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, “For” the proposed increase in the number of shares authorized under the 1997 Equity Incentive Plan, “For” the issuance and sale of shares of common stock and warrants exercisable for shares of common stock to entities affiliated with Special Situations Fund, “For” the potential issuance of additional shares of our common stock upon conversion of the outstanding Series A Preferred Stock and a warrant to purchase Series A Preferred Stock as a result of anti-dilution adjustment provisions contained in our Certificate of Designation of Series A Convertible Preferred Stock and in the warrant, and “For” the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

      We will pay for the entire cost of soliciting proxies, including preparation, assembly, priority and mailing of these proxy materials and any additional information furnished to stockholders. In addition to these mailed proxy materials, our directors, officers or other employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. The solicitation of proxies may also be supplemented through the use of a proxy solicitation firm. If used, a proxy solicitor will receive a customary fee which we estimate to be approximately $10,000.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to First Virtual Communications’ Secretary at 3200 Bridge Parkway, Suite 202, Redwood City, California 94065.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 9, 2004, to First Virtual Communications’ Secretary at 3200 Bridge Parkway, Suite 202, Redwood City, California 94065. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by no earlier than the close of business on February 13, 2004 and no later than the close of business on March 14, 2004. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but have no effect and will not be counted towards the vote total for any proposal except Proposal.

      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes, among votes properly cast in person or by proxy, will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, the proposed 1,900,000 increase in the number of shares of common stock authorized for issuance under the 1997 Equity Incentive Plan, must receive a “For” vote from the majority of shares of our common stock and our Series A Preferred Stock, voting on an as converted to common stock basis, present and entitled to vote either in person or by proxy, voting together as a single class. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, the proposed 100,000 increase in the number of shares of common stock authorized for issuance under the 1997 Non-Employee Stock Option Plan, and amendments to the vesting and post-termination exercise periods under this plan, must receive a “For” vote from the majority of shares of our common stock and our Series A Preferred Stock, voting on an as converted to common stock basis, present and entitled to vote either in person or by proxy, voting together as a single class. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 4, the potential issuance and sale of shares of our common stock and warrants exercisable for shares of our common stock to entities affiliated with Special Situations Fund, must receive a “For” vote from the majority of shares of our common stock and our Series A Preferred Stock, voting on an as converted to common stock basis, present and entitled to vote either in person or by proxy, voting together as a single class. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 5, the potential issuance by us of additional shares of our common stock upon conversion of the outstanding shares of our Series A Preferred Stock and upon exercise of an outstanding warrant issued to Vulcan Inc. in June 2000, as a result of anti-dilution adjustment provisions contained in our Certificate of Designation of Series A Preferred Stock and the Vulcan warrant, must receive a “For” vote from the holders of a majority of shares of our common stock and our Series A Preferred Stock, voting on an as converted to common stock basis, present and entitled to vote either in person or by proxy, voting together as a single class. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 6, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004, must receive a “For” vote from the majority of shares of our common stock and our Series A Preferred Stock, voting on an as converted to common stock basis, present and entitled to vote either in person or by proxy, voting together as a single class. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of Common Stock and Series A Preferred Stock, on an as converted to common stock basis, and voting together as a single class, are represented by stockholders present at the meeting or by proxy. On the record date, there were 15,431,159 shares of common stock and Series A Preferred Stock, on an as converted to common stock basis, outstanding and entitled to vote. As a result, 7,715,580 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

      The Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2004. Each of the nominees listed below is currently a director of the Company. One of the nominees, Dr. Gaut, was previously elected by the stockholders. The other nominee, Mr. Sollman, was elected by the Board in December 2003, at the recommendation of the Company’s Chief Executive Officer. If elected at the annual meeting, each of these nominees would serve until the 2007 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is the Company’s policy to encourage nominees for director to attend the Annual Meeting. One of the two nominees for election as a director at the 2003 Annual Meeting of stockholders attended the 2003 Annual Meeting of Stockholders. The other nominee would have had to travel from out of state for the short meeting which no stockholders attended.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that either nominee will be unable to serve.

      Information regarding compensation of non-employee directors is contained below in “Compensation of Directors.” Reference should also be made to Proposal Number 2 and Proposal Number 3 for further information about our director compensation.

      The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2007 Annual Meeting

George Sollman

      Mr. Sollman, age 62, has served as a director of the Company since December 2003. He was appointed Chairman of the Board in January 2004. Mr. Sollman is the founder of Arabesque Investments, a private venture capital investment company, which he founded in 2000. Prior to founding Arabesque Investments LLC, from 1997 to 2000, Mr. Sollman was the co-founder, President and Chief Executive Officer of @Motion (acquired by Phone.com, now OpenWave Systems, Inc.), a company that develops and markets applications and Internet voice portal servers. Before founding @Motion, Inc. in 1997, Mr. Sollman was the president and Chief Executive Officer of Centigram Communications Corporation, a leading voice messaging company, for 12 years. From 1996 to 1997, Mr. Sollman was also Chairman of the American Electronics Association, a trade group representing some 3,200 U.S. electronics firms. Mr. Sollman currently serves as Chairman of the Board of Corticon Technologies, Inc. He holds a Master’s degree in Electrical Engineering from Northeastern University in Boston and a Bachelor’s degree in Electrical Engineering from Northwestern University.

Norman E. Gaut, Ph.D.

      Dr. Gaut, age 66, has served as a director of the Company since October 2001. Dr. Gaut served as Chief Executive Officer and President of PictureTel Corporation, a videoconferencing solutions company, from January 1986 through September 2001, and served on PictureTel’s Board of Directors since its inception in 1984 until October 2001. He became Chairman of PictureTel’s Board of Directors in April 1987. Dr. Gaut was a member of the Massachusetts High Tech Council and Massachusetts Software Council, and is a trustee of Boston University and a Member of the Corporation at Massachusetts Institute of Technology. He also serves on the board of directors of Teloquent Corporation, Cycos AG, GeoVantage, Inc., Motiv, Inc., Meeting Point LLC, Cetacean Networks, Inc., and BGH Development LLC. Dr. Gaut holds a doctorate in planetary physics and a master’s degree in meteorology from the Massachusetts Institute of Technology. He holds a bachelor’s degree in physics from the University of California, Los Angeles.

The Board of Directors recommends a vote in favor of each named nominee.

Directors Continuing in Office Until the 2006 Annual Meeting

Edward Harris

      Mr. Harris, age 46, has served as a director of the Company since September 2000. Mr. Harris has been the Chief Executive Officer of Razor Capital, LLC, a privately held financial advisory firm since February 2004. Prior to that, Mr. Harris was an independent financial consultant since 2002. From 1998 to 2002, Mr. Harris was a Senior Investment Analyst for Vulcan Inc., a venture capital firm wholly-owned by Paul G. Allen. From 1992 to 1998, Mr. Harris was a financial executive in the high technology industry, and served as Chief Financial Officer for three early stage companies: Mirror Software, Inc., a provider of medical imaging software, from September 1997 to September 1998; Starwave Incorporated, a leading Internet company, which was founded by Mr. Allen, from August 1996 to September 1997; and Claircom Communications Group, L.P., an affiliate of McCaw Cellular Incorporated and provider of specialized air-to-ground wireless communications services, December 1992 to December 1995. Mr. Harris currently serves as a director of

Click2learn.com, Inc. Mr. Harris holds an M.B.A. from the Columbia University Graduate School of Business and a B.A. in Economics from Rutgers University.

Jonathan G. Morgan

      Mr. Morgan, age 50, has served as the Company’s President and Chief Executive Officer since October 2002. Mr. Morgan has served as a director of the Company since the Company’s merger with CUseeMe Networks, Inc. in June 2001. Prior to the merger, Mr. Morgan served as a director of CUseeMe Networks from May 1996. From 1993 until 2001, Mr. Morgan was a Managing Director at Prudential Securities, as well as a Managing Director at Prudential Volpe Technology Group, a division of Prudential Securities, which provided investment banking services to technology companies. In 2001, Mr. Morgan founded and currently is also a Managing Director of Rostrevor Partners, LLC, a strategic consulting services company which provides services to early stage emerging growth companies. Mr. Morgan currently serves as a director and the Chairman of the audit committee of Click2learn.com, Inc. and as a director of Corticon Technologies, Inc. Mr. Morgan holds an H.B.A. from the University of Western Ontario, London, located in Ontario, Canada.

Directors Continuing in Office Until the 2005 Annual Meeting

Adam Stettner

      Mr. Stettner, age 40, has served as a director of the Company since June 2001. Prior to the Company’s merger with CUseeMe Networks, Inc. in 2001, Mr. Stettner served as a director of CUseeMe Networks from March 1999. Mr. Stettner has been the managing director of Special Situations Technology Fund, L.P., an investment fund, since April 1997. He is also the President of Stettner Consultants, Inc., a computer consulting company, that he formed in 1989. Mr. Stettner received a B.S. in Physics with a minor in Computer Science from Cornell University and an M.S. also from Cornell University.

Werner Schmücking

      Mr. Schmücking, age 69, has been a director of the Company since December 2003. He resides in Germany and has recently retired from a 40-year career at Siemens AG, an international electrical engineering and electronics company. Mr. Schmücking developed expertise in Siemens International Telecommunications Business in sales, marketing, product management, services and strategic planning. Mr. Schmücking spent the last eleven years of his career at Siemens serving as vice president of the Private Networks Group and Board Member of the Information Communications Group. Additionally, Mr. Schmücking was president of ZVEI, the German Telecommunications Manufacturer Association, and vice president of Bitcom, an Information Telecommunication and Media Council. Mr. Schmücking currently works as a strategic adviser for the Information and Telecommunications Industry and as member of the supervisory board for several European companies. He currently is Chairman of the Board of SpectraLink Corporation and a director of Willtek Communications.

Independence of The Board of Directors

      As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Morgan, the Chief Executive Officer of the Company.

Information Regarding the Board of Directors and its Committees

      In December 2003, the Board of Directors documented the governance practices followed by the Company by adopting a charter of the Nominating and Corporate Governance Committee of the Board of Directors, which replaced the Company’s previously adopted Nominating Committee Charter. The new charter was adopted to set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The new charter was adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The charter of the Nominating and Corporate Governance Committee, as well as the charters for each of the other committees of the Board, may be viewed at http://www.fvc.com.

      As required under new Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. The Chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will each preside over at least one executive session. Persons interested in communicating with the independent directors their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of First Virtual Communications, Inc. at 3200 Bridge Parkway, Suite 202, Redwood City, California 94065. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating Committee.

      During the fiscal year ended December 31, 2003 the Board of Directors held nineteen meetings and acted by unanimous written consent four times. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2003 for each of the committees:

Name	Audit		Compensation		Nominating

Dr. Norman E. Gaut, Ph.D.	X	*	X	*
Mr. Edward Harris	X		X
Mr. Adam Stettner	X		X		X	*
Total meetings in fiscal year 2003	4		15		0

* Committee Chairperson

      Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

      The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the

Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. Four directors currently comprise the Audit Committee: Dr. Gaut (Chairman) and Messrs. Harris, Sollman and Schmücking. The Audit Committee met four times during 2003. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Harris qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Harris’ level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer for several private companies and as a Senior Investment Analyst.

Compensation Committee

      The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans. The Company also has a Non-Officer Stock Option Committee, comprised of the Chief Executive Officer of the Company, that may award stock options to employees who are not officers in amounts up to 5,000 shares per year. Four directors currently comprise the Compensation Committee: Dr. Gaut (Chairman) and Messrs. Harris, Sollman and Schmücking. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met fifteen times during 2003.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at http://www.fvc.com. Five directors currently comprise the Nominating and Corporate Governance Committee: Mr. Stettner (Chairman) and Messrs. Gaut, Harris, Schmücking and Sollman. All members of the Nominating and Corporate Governance Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Nominating and Corporate Governance Committee did not meet during 2003.

      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also will determine whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee will then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee will meet to discuss and consider such candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not used or paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received any director nominee from a stockholder or stockholders.

      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3200 Bridge Parkway, Suite 202, Redwood City, California 94065, not less than six months prior to any meeting at which directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

      The Board of Directors met 19 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications With The Board Of Directors

      Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Code Of Ethics

      The Company has adopted the First Virtual Communications, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.fvc.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee of the Board of Directors(1)

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and operates under a written charter approved by the Board of Directors. The Committee’s function is more fully described in its charter, which is included as Appendix A to this Proxy Statement. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

      Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      The Audit Committee received from PricewaterhouseCoopers LLP written disclosure and the letter regarding its independence as required by Independence Standards Board Standard No. 1. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1.

      The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have recommended, subject to stockholder ratification, the approval of the Company’s independent auditors.

AUDIT COMMITTEE

Norman Gaut
Edward Harris
Werner Schmücking
George Sollman

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE

1997 EQUITY INCENTIVE PLAN, AS AMENDED

      In October 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Company’s 1997 Equity Incentive Plan, as amended (the “1997 Plan”), which is an amended, restated and retitled version of the Company’s 1996 Stock Option Plan, 1996 Stock Option Plan No. 2, and 1993 Employee Consultant and Director Stock Purchase Plan. As a result of a series of amendments approved by the Board and subsequently approved by stockholders, the 1997 Plan currently has 1,175,000 shares of common stock authorized for issuance under the 1997 Plan, as adjusted to reflect the one-for-five reverse split of the Company’s common stock implemented in June 2003.

      In March 2004, the Board approved an amendment to the 1997 Plan, subject to stockholder approval, (i) to increase the aggregate number of shares of common stock authorized for issuance under the 1997 Plan by 1,900,000 shares, from 1,175,000 shares to an aggregate of 3,075,000 shares, and (ii) to increase the maximum number of options that may be granted under the 1997 Plan to any person in any calendar year from 100,000 to 1,000,000 for newly hired employees, and from 100,000 to 500,000 for grants under the 1997 Plan to all other persons.

      Stockholders are requested in this Proposal 2 to approve these amendments to the 1997 Plan. These amendments are intended to afford the Company greater flexibility in providing employees, directors and consultants with stock incentives and to ensure that the Company can continue to provide such incentives at levels determined appropriate by the Board. If the stockholders fail to approve this Proposal 2, the Company may experience difficulty in attracting and retaining employees, directors and consultants and in motivating them to exert their best efforts for the success of the Company. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the 1997 Plan.

The Board of Directors recommends a vote in favor of Proposal 2.

      The essential features of the 1997 Plan are outlined below:

General Plan Information; New Plan Benefits

      The 1997 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively “Stock Awards”). Incentive stock options granted under the 1997 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 1997 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of awards.

      As of March 15, 2004, options to purchase an aggregate of 899,930 shares of the Company’s common stock had been granted under the 1997 Plan (net of canceled or expired options), 686,358 shares of which are subject to outstanding options, at a weighted average exercise price of $5.95 per share, and 213,572 shares of which have been issued upon exercise of such options. As of March 15, 2004, subject to stockholder approval of this Proposal 2, 2,125,070 shares of common stock, plus any shares that might in the future be returned to the 1997 Plan as a result of cancellations or expirations of options, remained available for future grant under the 1997 Plan.

      As further described in “Compensation of Directors,” below, the Board approved in March 2004 (along with certain other increases in director compensation) the payment to our non-employee directors of an annual retainer in the amount of $20,000, payable immediately following the date of our Annual Stockholders’ Meeting. The Board intends to pay the annual retainer in shares of fully-vested common stock in the form of stock bonus awards under the 1997 Plan (although it may in its discretion instead pay the retainer in cash). The number of shares to be issued in payment of the retainer will be determined by dividing $20,000 by the fair market value of a share of our common stock on the date of the Annual Stockholders’ Meeting.

Immediately following the Annual Stockholders’ Meeting, the Company will issue shares under the 1997 Plan in payment of the annual retainer to Messrs. Gaut, Harris, Schmücking, Sollman and Stettner.

      On April 7, 2004, the closing price of the Company’s common stock as reported on The Nasdaq Small Cap Market was $3.13 per share.

      Participation in the 1997 Plan is at the discretion of the Board. Accordingly, future participation by directors, executive officers and other employees under the 1997 Plan, as well as the value of awards granted or to be granted under the 1997 Plan, is not determinable (except with respect to the non-employee annual retainer amounts described above). The following table presents certain information with respect to options granted under the 1997 Plan during 2003, to (i) the Company’s Chief Executive Officer and its four other most highly compensated executive officers at December 31, 2003 (the “Named Executive Officers”), (ii) all executive officers as a group, (iii) all non-executive officer employees as a group, and (iv) all non-employee directors as a group.

1997 Equity Incentive Plan

Number of Shares
Underlying
Name and Position	Options Granted

Jonathan G. Morgan	100,000
President and Chief Executive Officer
Truman Cole	80,000
Chief Financial Officer
David O. Bundy	0
Chief Technology Officer
Ralph Ungermann	0
Former Executive Chairman
Robert Romano	0
Former Executive Vice President Sales and Business Development
Frederick Strecker	40,000
Former Vice President, Engineering
Frank Kaplan	0
Former Vice President of Worldwide Sales
All Executive Officers as a group	420,000
All Non-Executive Officer Employees as a Group	27,200
All Non-Employee Directors as a Group	0

Purpose

      The Board adopted the 1997 Plan to provide a means by which employees, directors and consultants of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the approximately 145 employees, directors and consultants of the Company are eligible to participate in the 1997 Plan.

Administration

      The Board administers the 1997 Plan. Subject to the provisions of the 1997 Plan, the Board has the power to construe and interpret the 1997 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of an award may be exercised, any vesting schedule or forfeiture restrictions applicable to an award, the exercise price, the type of consideration and other terms of the award.

      The Board has the power to delegate administration of the 1997 Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As used herein with respect to the 1997 Plan, the “Board” refers to any such committee of two or more members that the Board appoints, as well as to the Board itself. In addition, the Board may delegate to a committee of one or more members of the Board the authority to grant stock options under the 1997 Plan to eligible persons who are not subject to Section 16 of the Exchange Act and/or are either not “covered employees” under Section 162(m) of the Code or not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code. The Board has delegated this authority to the Stock Plan Committee consisting of the Company’s Chief Executive Officer.

      The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 1997 Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension incentive plan), (iii) current and former officers of the Company or an affiliate of the Company, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate of the Company in any capacity (other than as a director), and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

Eligibility

      Incentive stock options may be granted under the 1997 Plan only to employees, including officers, of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the 1997 Plan.

      No incentive stock option may be granted under the 1997 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than ten percent of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 1997 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. Currently, the 1997 Plan provides that no person may be granted options under the 1997 Plan covering more than 100,000 shares of common stock during any calendar year. Subject to stockholder approval of this Proposal 2, the 100,000 share limitation will be increased to (i) 1,000,000 shares for an option grant to a newly hired employee, and (ii) 500,000 shares for a grant under the 1997 Plan to all other persons.

Stock Subject to the 1997 Plan

      Subject to stockholder approval of this Proposal 2, an aggregate of 3,075,000 shares of common stock is reserved for issuance under the 1997 Plan. If awards granted under the 1997 Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again becomes available for issuance under the 1997 Plan. If the Company reacquires unvested stock issued under the 1997 Plan, the reacquired stock will become available for reissuance under the 1997 Plan for awards other than incentive stock options.

Terms of Options

      The following is a description of the permissible terms of options under the 1997 Plan. Individual Stock Awards may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options under the 1997 Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant.

      The exercise price of options granted under the 1997 Plan must be paid: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

      Option Repricing. In the event of a decline in the value of the Company’s common stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-qualified, with new lower priced options.

      Option Exercise. Options granted under the 1997 Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Currently, options granted under the 1997 Plan generally become exercisable over a period of four years from the date of grant, with one-eighth of the shares becoming exercisable on the date six months following the date of grant and the remaining shares becoming exercisable on a monthly basis thereafter for the remaining 42 months, provided that the optionee has continuously provided services to the Company from the date of grant until the applicable vesting date. Shares covered by options granted in the future under the 1997 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1997 Plan may permit exercise prior to vesting, but in that event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of the Company before vesting.

      Term. The maximum term of options under the 1997 Plan is ten years, except that in certain cases (see “Eligibility”) the maximum term is five years. The 1997 Plan provides that options granted under the 1997 Plan terminate three months after termination of the participant’s service (or such longer or shorter period specified in the option agreement) unless (i) the termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of the termination; (ii) the participant dies before the participant’s service has terminated, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. Outstanding options previously granted under the plan generally provide that they terminate 30 days after termination of the participant’s service, unless the termination is due to death or disability. In March 2004, the Board agreed to change the 30-day period to 90 days for all participants other than officers and directors, whose options will generally terminate nine months following their termination of service, unless the termination is due to death or disability.

Terms of Stock Bonuses and Purchases of Restricted Stock

      Purchase Price, Payment. The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company’s common stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment.

      The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 1997 Plan must be paid: (i) in cash at the time the option is exercised; (ii) at the discretion of the Board, pursuant to a deferred payment arrangement; or (iii) in any other form of legal consideration acceptable to the Board.

      Vesting. Shares of stock sold or awarded under the Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan. To date, no stock bonus awards or restricted stock grants have been made under the 1997 Plan.

Restrictions on Transfer

      Incentive stock options granted under the 1997 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as are set forth in the option agreement as the Board shall determine in its discretion and if not set forth in the option agreement, then such options shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order. No rights under a stock bonus or restricted stock purchase agreement shall be transferable except by will or the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

Effect of Certain Corporate Events

      If any change is made in the stock subject to the 1997 Plan or subject to any Stock Award granted under the 1997 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the 1997 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to the 1997 Plan, the maximum number of securities which may be granted to any person in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding Stock Awards.

      In the event of a dissolution, liquidation, sale of substantially all of the assets of the Company, specified type of merger of the Company, or acquisition by certain “persons” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act) of at least 50% of the combined voting power entitled to vote in the election of directors, then any surviving corporation shall assume any Stock Awards outstanding under the 1997 Plan or shall substitute similar Stock Awards for those outstanding under the 1997 Plan or such Stock Awards shall continue in full force and effect. In the event any surviving corporation (or an Affiliate) refuses to assume or continue such Stock Awards, or to substitute similar Stock Awards for those outstanding under the 1997 Plan, then the Stock Awards shall be terminated if not exercised prior to such event.

Duration, Amendment and Termination

      The Board may suspend or terminate the 1997 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1997 Plan will terminate on October 22, 2007.

      The Board also may amend the 1997 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the 1997 Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the 1997 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

      Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 15% while the maximum ordinary income rate and short-term capital gains rate is effectively 35%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Incentive Stock Options. Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

      If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

      Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 1997 Plan generally have the following federal income tax consequences:

      There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

      Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

      Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors” and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award, including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal.

Equity Compensation Plan Information

      The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2003. The Company’s equity compensation plans approved by security holders include the Company’s 1997 Equity Incentive Plan, 1997 Non-Employee Directors’ Stock Option Plan, and 1997 Employee Stock Purchase Plan. The Company’s equity compensation plans not approved by security holders include the Company’s 1999 Equity Incentive Plan.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options, warrants	outstanding options,	(excluding securities reflected
	and rights	warrants and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,015,862	$6.56	563,144(1)
Equity compensation plans not approved by security holders	1,123,076	$8.42	861,041
Total	2,138,983	$14.98	1,424,185

(1)	Of the 563,144 shares available for issuance, 295,912 are reserved for issuance under the Company’s 1997 Employee Stock Purchase Plan.

      The following equity compensation plan of the Company that was in effect as of December 31, 2003 was adopted without the approval of the Company’s security holders: 1999 Equity Incentive Plan.

The 1999 Equity Incentive Plan

      Our 1999 Equity Incentive Plan (the “1999 Plan”) was adopted by the Board in April 1999 without the approval of our stockholders. Under the 1999 Plan, as amended through May 2003, an aggregate of 1,200,000 shares of common stock are authorized to be issued pursuant to stock awards granted under the plan, as adjusted to reflect the Company’s one-for-five reverse stock split effected in June 2003. As of December 31, 2002, 825,578 shares of common stock pursuant to awards under the 1999 Plan were available for future grant.

      The 1999 Plan provides for the grant of nonqualified stock options, stock purchase awards and stock bonuses to selected employees and consultants, other than directors of the Company. Options granted under the 1999 Plan are for periods not to exceed ten years, and must be issued at prices not less than 85% of the fair market value of the stock on the date of grant. Options granted under the 1999 Plan are exercisable at such time and under such conditions as determined by the Board of Directors, and generally vest over four years.

      Restricted stock purchase awards under the 1999 Plan are to be issued at a price determined by the Board of Directors. Restricted stock purchase awards may be accompanied by a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Shares subject to stock awards that have expired or otherwise terminated shall again become available for the grant of awards under the 1999 Plan. To date, no unvested shares of common stock were subject to repurchase by the Company under the 1999 Plan.

      Under the 1999 Plan, our Board of Directors has the authority to effect the repricing of any outstanding options granted under the 1999 Plan or offer employees the opportunity to replace outstanding higher priced options with new repriced options. If any change is made in the stock subject to the 1999 Plan or subject to any stock award granted under the 1999 Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, change in corporate structure or other specified transactions, the outstanding stock awards will be appropriately adjusted as to the type(s) and the maximum number of securities subject to the 1999 Plan, the maximum number of securities which may be granted to any person in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding stock awards, as determined by our Board of Directors.

      In the event of a dissolution, liquidation, sale of substantially all of our assets, specified type of merger or other specified corporate transactions involving us, then any surviving corporation must assume any stock awards outstanding under the 1999 Plan or substitute similar stock awards for those outstanding, or the stock awards will continue in full force and effect. In the event any surviving corporation refuses to assume or continue such stock awards, or to substitute similar stock awards for those outstanding under the 1999 Plan, then the stock awards will be terminated if not exercised prior to such event

PROPOSAL 3

APPROVAL OF THE AMENDMENTS TO THE

1997 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

      In September 1997, the Board adopted, and the stockholders subsequently approved, the Company’s 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”).

      In March 2004, the Board amended the Directors’ Plan, subject to stockholder approval, to (i) increase the number of shares of common stock authorized for issuance under the Directors’ Plan by 100,000 shares, from a total of 300,000 shares to a total of 400,000 shares, (ii) modify the vesting terms of automatic grants under the plan to provide for monthly pro rata vesting over 12 months from the date of grant, rather than daily vesting as currently provided for by the plan, for all grants other than the initial stock option grant to a new non-employee director who joins our Board (“Initial Grants”), (iii) provide that Initial Grants under the Directors’ Plan will vest in equal monthly installments over three years from the date of the grant, (iv) shorten the post-termination period during which non-employee directors may exercise vested shares from 24 months to nine months, (v) increase the initial automatic option grants for non-employee directors from 8,000 shares to 16,000 shares, (vi) approve a one-time grant of an option to purchase 8,000 shares, effective upon stockholder approval of this Proposal 3, for each current non-employee director of the Company, (vii) approve an automatic grant of an option to purchase 5,000 shares of common stock to the Chairman of each of the Audit and Compensation Committees of the Board and to the Chairman of the Board and 3,000 shares of common stock to the Chairman of the Nominating Committee, upon the initial appointment of a non-employee director as Chairman of the Board and of any of these committees subsequent to the date of stockholder approval of this amendment, and on each anniversary of such appointment or initial appointment, if prior to the date of this amendment, and (viii) to delete the current provisions for annual automatic grants to members of the Audit, Compensation and Nominating Committees of the Board. The Board adopted these amendments in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

      As of March 15, 2004, options (net of canceled or expired options) covering an aggregate of 187,653 shares of the Company’s common stock had been granted under the Directors’ Plan. Only 112,347 shares of Common Stock (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors’ Plan.

      Stockholders are requested in this Proposal 3 to approve the amendments to the Directors’ Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Directors’ Plan.

The Board of Directors recommends a vote in favor of Proposal 3.

      The essential features of the Directors’ Plan are outlined below:

General

      The Directors’ Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors’ Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). See “Federal Income Tax Information” for a discussion of the tax treatment of nonstatutory stock options.

Purpose

      The Board adopted the Directors’ Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Five of the current directors of the Company are eligible to participate in the Directors’ Plan.

Administration

      The Board administers the Directors’ Plan. The Board has the power to construe and interpret the Directors’ Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

      The Board has the power, which it has not exercised to date, to delegate administration of the Directors’ Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Directors’ Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

Eligibility

      The Directors’ Plan provides that options may be granted only to non-employee directors of the Company. A “non-employee director” is defined in the Directors’ Plan as a director of the Company who is not otherwise an employee of or consultant to the Company or any affiliate of the Company.

Stock Subject to the Directors’ Plan

      Subject to stockholder approval of this Proposal 3, an aggregate of 400,000 shares of common stock is reserved for issuance under the Directors’ Plan. If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again become available for issuance under the Directors’ Plan. If the Company reacquires unvested stock issued under the Directors’ Plan, the reacquired stock will again become available for reissuance under the Directors’ Plan.

Terms of Options

      The following is a description of the terms of options under the Directors’ Plan.

      Automatic Grants. Under the Directors’ Plan, each non-employee director who was a director at the time of the adoption of the Directors’ Plan was automatically granted an option to purchase 2,000 shares of common stock. Subject to stockholder approval of this Proposal 3, each non-employee director who is first elected to the Board will automatically be granted an option to purchase 16,000 shares of common stock. Each non-employee director additionally is granted an option to purchase 8,000 shares of common stock on each anniversary of each such director’s original grant under the Directors’ Plan, provided that the director continues to be a non-employee director on the date of the grant.

      In addition, the Directors’ Plan currently provides for the automatic grant to members of the Audit, Compensation and Nominating Committees of the Board as follows: (i) each non-employee director is automatically granted an option to purchase 3,000 shares of common stock upon the director’s initial appointment to each of the Compensation and Nominating Committees of the Board; (ii) each non-employee director serving on each of the Compensation or Nominating Committees of the Board additionally is granted an option to purchase 3,000 shares of common stock on each anniversary of such director’s appointment to such committee or, if later, the anniversary of such non-employee director’s prior stock option grant for service on such committee, so long as the director continues to be a non-employee director and has continuously served on such committee for the entire preceding twelve month period; (iii) each non-employee director is automatically granted an option to purchase 5,000 shares of common stock upon the director’s initial appointment as a member of the Audit Committee of the Board; and (iv) each non-employee director serving on the Audit Committee of the Board additionally is granted an option to purchase 5,000 shares of common stock on each anniversary of such director’s appointment to such committee or, if later, the anniversary of such non-employee director’s prior stock option grant for service on such committee, so long as the director continues to be a non-employee director and has continuously served on such committee for the entire preceding twelve month period.

      Subject to stockholder approval of this Proposal 3, (i) the initial automatic option grants for directors will be increased to 16,000 shares, (ii) each current non-employee director will receive a one-time grant of an option to purchase 8,000 shares of common stock, effective upon stockholder approval of this Proposal 3, (iii) each non-employee director will receive an automatic grant under the Directors’ Plan of an option to purchase 5,000 shares of common stock upon appointment by the Board as Chairman of each of the Audit and Compensation Committees of the Board and as Chairman of the Board and a grant of 3,000 shares of common stock upon appointment as Chairman of the Nominating Committee, and on each anniversary of such director’s appointment, so long as the director continues to be a non-employee director and has continuously served as Chair of such committee or the Board, as applicable, for the entire preceding 12-month period, and (iv) the current provisions for annual automatic grants to members of the Audit, Compensation and Nominating Committees of the Board will be deleted from the Directors’ Plan, except as specified above for the Chairs of such committees.

      Exercise Price; Payment. The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant.

      The exercise price of options granted under the Directors’ Plan must be paid (i) in cash at the time the option is exercised or (ii) by delivery of other common stock of the Company, or (iii) in a combination of the methods described in (i) and (ii).

      Repricing. In the event of a decline in the value of the Company’s common stock, the Board has the authority to offer optionholders the opportunity to replace outstanding higher priced options with new lower priced options.

      Option Exercise. Options granted under the Directors’ Plan become exercisable in cumulative increments (“vest”) as set out in the Directors’ Plan during the optionholder’s service as a director of the Company and during any subsequent employment of the optionholder by and/or service by the optionholder as a consultant to the Company or an affiliate (collectively, “service”). The Board does not have the power to accelerate the time during which an option may vest or be exercised. Options granted under the Directors’ Plan do not permit exercise prior to vesting. The Directors’ Plan currently provides that all options granted under the Directors’ Plan become exercisable on a daily ratable basis over a one year period from the date of grant, so long as the optionee has continually provided services to the Company or an affiliate of the Company from the date of grant until the applicable vesting date. In March 2004, the Board of Directors amended the Directors’ Plan, subject to stockholder approval of this Proposal 3, to provide that all future options granted under the Directors’ Plan, including the special one-time option grants to be made to current non-employee directors upon stockholder approval of these amendments to the Directors’ Plan but excluding the Initial Grants, will vest in equal monthly installments over the one-year period from the date of grant, so long as the optionee has continually provided services to the Company or an affiliate of the Company from the date of grant until the applicable vesting date. Subject to stockholder approval of this Proposal Number 3, the Initial Grants will vest in equal monthly installments over the three-year period from the date of the Initial Grant, provided that the optionee has continually provided services to the Company or an affiliate of the Company from the date of grant until the applicable vesting date.

      Term. The term of options under the Directors’ Plan is 10 years from the date of grant. Options under the Directors’ Plan currently terminate 24 months after termination of the optionholder’s service unless (i) such termination is due to the optionholder’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; or (ii) the optionholder dies before the optionholder’s service has terminated, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 18 months of the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death. In March 2004, the Board of Directors amended the Directors’ Plan, subject to stockholder approval of this Proposal 3, to provide that future automatic options granted under the Directors’ Plan, including the special one-time grant made upon stockholder approval of these amendments to the Directors’ Plan, will terminate nine months after termination of the optionholder’s services, subject to the provisions described above for terminations due to death or disability.

      Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.

Restrictions on Transfer

      The Directors’ Plan provides that options shall be transferable by the optionee only upon such terms and conditions as are set forth in the option agreement as the Board shall determine in its discretion, provided, that, if the option agreement does not specifically provide for the transferability of an option, then the option shall not be transferable except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person.

Effect of Certain Corporate Events

      If any change is made in the stock subject to the Directors’ Plan or subject to any option granted under the Directors’ Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the Directors’ Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to the Plan, the maximum number of securities which may be granted to any person in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

      In the event of a dissolution, liquidation, sale of substantially all of the assets of the Company, specified type of merger of the Company, or acquisition by certain “persons” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least 50% of the combined voting power entitled to vote in the election of directors, then any options outstanding under the Directors’ Plan shall be terminated if not exercised prior to such event.

Duration, Amendment and Termination

      The Board may suspend or terminate the Directors’ Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Directors’ Plan will terminate on September 24, 2007.

      The Board may also amend the Directors’ Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would require stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Directors’ Plan for stockholder approval.

Federal Income Tax Information

      Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 15% while the maximum ordinary income rate and short-term capital gains rate is effectively 35%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Nonstatutory Stock Options. Nonstatutory stock options granted under the Directors’ Plan generally have the following federal income tax consequences:

      There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. If the optionholder becomes an employee, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

      Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

New Plan Benefits

      The following table presents certain information with respect to automatic option grants expected to be made in 2004, subject to stockholder approval of this Proposal 3, for non-employee directors under the Director’s Plan. This table assumes that each non-employee director continues as one of our directors throughout the year and that the Company does not elect any additional non-employee directors or appoint any additional directors to the Audit, Compensation or Nominating Committees of the Board.

NEW PLAN BENEFITS

1997 Non-Employee Directors’ Stock Option Plan

	Number of Shares Underlying
	Options Granted

Name and Position	Board	Committees/Chair

Norman Gaut	16,000	13,000
Edward Harris	16,000	16,000
Werner Schmücking	16,000	11,000
George Sollman	16,000	11,000
Adam Stettner	16,000	3,000

PROPOSAL 4

APPROVAL OF PRIVATE PLACEMENT

Background

      Special Situations Fund, together with its affiliated entities (collectively, “SSF”), currently beneficially hold an aggregate of 3,071,077 shares of our common stock representing approximately 21% of our 14,564,271 shares of outstanding common stock as of March 15, 2004. SSF purchased these shares through its investments in CUseeMe, Inc., which was acquired by the Company in June 2001, in our 2002 private placement, and on the open market.

      Special Situations Fund has indicated a desire to potentially purchase up to $3,000,000 of additional shares of our common stock at a purchase price equal to the market value of our common stock on the date of sale (as determined by Nasdaq) together with warrants to purchase up to an aggregate of $1,500,000 of our common stock with an exercise price equal to the market value of our common stock on the date of sale (as determined by Nasdaq) (the “Private Placement”). Subject to stockholder approval of this Proposal 4, the investment by SSF in the Company will be at the sole discretion of the Company and SSF. Adam Stettner, a member of our board of directors is a managing director of Special Situations Technology Fund, L.P., an SSF entity. Consistent with prior transactions between SSF and the Company, Mr. Stettner will not be involved in SSF’s or the Company’s decisions as to whether to proceed with the Private Placement if it is approved by our stockholders or the negotiation of the terms of the Private Placement. In addition, the Company may, at its discretion, allow other investors to participate in the financing, including members of our board of directors.

Reasons for Stockholder Approval

      Our common stock is listed on the Nasdaq SmallCap Market, and, as a result, we are subject to Nasdaq’s rules. We are required to seek stockholder approval for the Private Placement in order to ensure compliance with Rule 4350 of the Nasdaq rules (“Nasdaq Rule 4350”). Nasdaq Rule 4350 requires stockholder approval in connection with the issuance of securities that could result in a “change of control” of an issuer.

      The stockholders are being asked to approve the issuance and sale to SSF by us of (i) up to 3,000,000 shares of our common stock at price per share equal to the market value of our common stock as determined on the date of sale in accordance with Nasdaq rules, provided that the purchase price per share will not be below $1.00 per share, and (ii) warrants exercisable for up to 1,500,000 shares of our common stock at an exercise price equal to the market value of our common stock on the date of sale, in accordance with Nasdaq rules. The Private Placement will result in SSF holding more than 20% of our outstanding common stock. Assuming exercise in full of the warrants held by SSF and the issuance of 3,000,000 shares of our common stock and warrants to purchase 1,500,000 shares of our common stock, upon consummation of the Private Placement, SSF would beneficially own approximately 39% of our outstanding shares of common stock (based on 14,564,271 shares of common stock outstanding as of March 15, 2004). However, if the proposed issuance to SSF were to be completed at the market price on March 15, 2004 of $1.50 per share, SSF would beneficially own approximately 34% of our outstanding shares of common stock. Accordingly, we are seeking stockholder approval to ensure compliance with Nasdaq Rule 4350.

Consequences of Approval

      Advantages. Before voting, each stockholder should consider the fact that the Private Placement will provide additional funding, which will be critically important to our efforts to continue operations. You should consider the fact that our current capital resources are limited. We believe that our existing capital resources, will be sufficient to support our current operating plan and spending through March 2005. We may require additional financing to fund our operations as currently planned beyond that date. If additional financing is not reasonably assured, we may be required to further scale back our operations by further reducing our headcount and spending. Thus, if we do not consummate the financing contemplated by the Private Placement, we may be forced to consider other financing or strategic options. It is possible that an alternative financing will not be available on acceptable terms, or at all, and we cannot predict whether a corporate partnering transaction would be available on acceptable terms, or at all. In addition to other possibilities, we may be forced to consider selling some or all of our technology. However, there can be no assurance that we would be able to sell any of our technology, or that if we were able to sell some or all of our technology, that we would be able to do so on favorable terms.

      Disadvantages. Depending on the price per share at which the securities are sold in the Private Placement, the Private Placement may have a highly dilutive effect on current stockholders and optionholders. Current First Virtual stockholders aggregate percentage ownership of the company may decline significantly as a result of the Private Placement. The number of shares issued pursuant to the Private Placement will increase the number of shares of common stock currently outstanding. This means that our current stockholders will own a smaller interest in First Virtual Communications as a result of the Private Placement.

Consequences of Non Approval

      If we do not obtain stockholder approval for the issuances of common stock and warrants to SSF or its affiliates, we will not be permitted under Nasdaq rules to sell and issue the additional shares of common stock and the warrants to SSF in the Private Placement.

Required Vote

      The affirmative vote of the holders of a majority of the shares of our common stock and Series A Preferred Stock on an as converted to common stock basis, voting together as a single class, present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve this “Proposal 4 Approval of the Private Placement.”

The Board of Directors recommends a vote in favor of Proposal 4.

PROPOSAL 5

POTENTIAL ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK PURSUANT TO CERTAIN ANTI-DILUTION PROTECTIONS AFFORDED TO VULCAN INC.

Background

      In June 2000, the Company issued 27,437 shares of Series A Preferred Stock in a private placement to Vulcan Inc. (“Vulcan”) for an aggregate purchase price of $27,437,000. The initial conversion price of the Series A Preferred Stock was $40.00 per share and the shares of Series A Preferred Stock were initially convertible into 685,925 shares of the Company’s common stock. The fair market value of the Company’s common stock on the date of the closing of the Vulcan private placement transaction (based on Nasdaq rules) was $31.75 per share. As a result of anti-dilution adjustments since June 2000, the conversion price of the Series A Preferred Stock is currently $31.65 per share and the shares of Series A Preferred Stock are currently convertible into 866,888 shares of common stock of the Company, subject to certain anti-dilution protections set forth in the Certificate of Designation of Series A Convertible Preferred Stock. In connection with the Vulcan private placement transaction in June 2000, the Company also issued to Vulcan a warrant with a term of five years to purchase up to 170,000 shares of common stock at an initial exercise price per share of $35.00, and provided Vulcan with anti-dilution protection under the warrant. As a result of anti-dilution adjustments since June 2000, the warrant is currently exercisable for 182,346 shares of the Company’s common stock at an exercise price per share of $32.65.

      In connection with the Vulcan private placement transaction, the Company entered into a registration rights agreement granting Vulcan demand, piggy-back and S-3 registration rights to register any shares of the Company’s common stock issuable to Vulcan upon conversion of the Series A Preferred Stock and/or issuable upon exercise of the Vulcan warrant. Copies of the registration rights agreement, the stock purchase agreement, the Certificate of Designation of Series A Convertible Preferred Stock of the Company and the Vulcan warrant that were executed in connection with the Vulcan private placement transaction were filed by the Company as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, which was filed with the SEC on August 14, 2000.

      Under the terms of the private placement with Vulcan in June 2000, the Company agreed to use its commercially reasonable efforts to obtain stockholder approval of the Vulcan private placement transaction in the event stockholder approval was required by the rules of the National Association of Securities Dealers, or NASD, in connection with a subsequent transaction that would result in a potential adjustment to the conversion price of the Series A Preferred Stock and/or the exercise price of the warrant issued to Vulcan. In September and November 2003, the Company entered into two separate transactions that require the Company to solicit approval of the Vulcan private placement transaction and the potential issuance of additional shares of the Company’s common stock upon conversion of the outstanding shares of Series A Preferred Stock or upon exercise of the Vulcan warrant, to give effect to further adjustments of the conversion price of the Series A Preferred Stock and the exercise price of the warrant issued to Vulcan. In addition, in connection with Proposal 4, seeking approval of the potential issuance of additional shares of the Company’s common stock upon conversion of the outstanding shares of Series A Preferred Stock or upon exercise of the Vulcan warrant to give effect to further adjustments of the conversion price of the Series A Preferred Stock and the exercise price of the Vulcan warrant, in the event the Company completes the Private Placement described in Proposal 4.

      On September 30, 2003, the Company entered into an Equity Investment Agreement with Net One Systems Co., Ltd. (“Net One”). Pursuant to the agreement, Net One was authorized to return approximately $1.5 million of products previously purchased from the Company, net of $75,000 of expenses, in exchange for shares of common stock of the Company. The Company had not recognized these prior shipments as revenue, but had recorded the transactions as deferred revenue. On October 8, 2003, the Company issued 642,921 shares of the Company’s common stock to Net One at $2.45 per share as consideration for the returned products.

      In addition, on November 7, 2003, the Company entered into definitive agreements to sell 5,732,406 shares of common stock in a private placement with institutional investors, priced at $1.79 per share. The transaction closed on November 12, 2003, resulting in gross proceeds to the Company of approximately $10.3 million, or approximately $9.3 million net of placement fees and cash expenses. Investors in the private placement also received warrants to purchase up to 2,866,203 shares of common stock at an exercise price of $1.79 per share. The warrants have a five year term. In addition, as partial consideration for services rendered by Roth Capital Partners LLC, or Roth, as placement agent in connection with the 2003 private placement, the Company issued a warrant to purchase 458,952 shares of common stock to Roth at an exercise price of $2.15 per share. This warrant also has a term of five years.

      The issuance of the shares of common stock to Net One in connection with the equity investment agreement, the issuance of the common stock and warrants in connection with the 2003 private placement transaction, and the issuance of common stock contemplated by Proposal 4, each triggers the anti-dilution adjustment provisions contained in the Certificate of Designation of Series A Convertible Preferred Stock and/or in the warrant issued to Vulcan. These issuances will result, subject to obtaining the requisite stockholder approval contemplated by this Proposal 5, in a further adjustment to the conversion price of the Series A Preferred Stock, a further increase in the number of shares of our common stock issuable to Vulcan upon conversion of the Series A Preferred Stock, a further adjustment of the exercise price of the warrant issued to Vulcan and a further increase in the number of shares of our common stock issuable upon exercise of Vulcan’s warrant.

      As a result of these issuances, if the Company’s stockholders approve the potential issuance of the additional shares of the Company’s common stock to Vulcan as contemplated by this Proposal 5, the maximum adjustment of the conversion price of the Series A Preferred Stock would be a decrease from $31.65 per share to $18.93 per share, which conversion price is below the market value of our common stock (based on Nasdaq rules) on the date we closed the Vulcan (which includes the maximum issuance of common stock contemplated by Proposal 4) private placement transaction in June 2000. After giving effect to this maximum decrease in the conversion price, the outstanding shares of our Series A Preferred Stock will be convertible into 1,449,392 shares of our common stock. With respect to the Vulcan warrant, if the Company’s stockholders approve the potential issuance of the additional shares of the Company’s common stock contemplated by this Proposal 5, the exercise price per share under the warrant would be decreased from $32.65 to $19.50 and the number of shares of our common stock issuable upon exercise of the warrant would increase from 182,346 shares to 305,312 shares. We refer to these anti-dilution adjustments resulting from the issuance of the above described November 2003 private placement, the adjustments resulting from the issuance of shares under the equity investment agreement with Net One, and the issuance of common stock contemplated by Proposal 4, collectively, as the “Anti-dilution Adjustments.”

      If the stockholders approve this Proposal 5, as a result of the maximum Anti-dilution Adjustments described above, Vulcan could beneficially own up to an aggregate of 1,754,704 shares of the Company’s common stock (assuming the conversion of the Series A Preferred Stock and the exercise of the Vulcan warrant), representing approximately 10.8% of the outstanding shares of the Company’s common stock (assuming the conversion of the Series A Preferred Stock and the exercise of the Vulcan warrant), based on 14,564,271 outstanding shares of the Company’s common stock on March 15, 2004.

Reasons for Soliciting Stockholder Approval

      The approval of the Vulcan private placement transaction by our stockholders is necessary to give effect to the Anti-dilution Adjustments because the NASD rules applicable to companies whose securities are traded on The Nasdaq SmallCap Market require stockholder approval of certain specified transactions. Companies listed on The Nasdaq Small Cap Market are required to comply with NASD rules with respect to the listing of additional shares with Nasdaq. Section 4350(i) of the NASD Manual requires Nasdaq listed companies to obtain stockholder approval prior to the issuance or potential issuance of “common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock” (the “20% Rule”). Prior to the June 2000 Vulcan private placement transaction, the Company had 3,430,351 shares of Common Stock outstanding. The number of shares of common stock into which the Series A Preferred Stock issued to Vulcan pursuant to the terms of the Vulcan private placement transaction was convertible and the number of shares of common stock for which the warrant issued to Vulcan was exercisable constituted more than 20% of the Company’s outstanding common stock as of the closing of the Vulcan private placement transaction in June 2000. However, because the conversion price for the shares of common stock into which the Series A Preferred Stock was convertible and the exercise price for the Vulcan warrant were both above the book value and the market value of the Company’s common stock (based on Nasdaq rules) on that date, the Company was not required by the rules of the NASD to seek stockholder approval of the Vulcan private placement transaction in June 2000.

      Without giving effect to the Anti-dilution Adjustments, the outstanding shares of Series A Preferred Stock currently are convertible into, and the Vulcan warrant currently is exercisable for, an aggregate of 1,049,234 shares of the Company’s common stock, which constitutes 30.6% of the outstanding shares the Company’s common stock as of the closing of the Vulcan private placement transaction on June 8, 2000. The Anti-Dilution Adjustments set forth in this Proposal 5 will trigger the 20% Rule because, after giving effect to the Anti-dilution Adjustments, the conversion price of the Series A Preferred will be below the “market value” of the Company’s common stock on the date of closing of the Vulcan private placement and the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Vulcan warrant will exceed 20% of the outstanding shares the Company’s common stock as of the closing of the Vulcan private placement transaction in June 2000.

      Under the terms of the Vulcan private placement transaction, the Company agreed to use its commercially reasonable efforts to obtain stockholder approval in the event such stockholder approval was required by the NASD rules as soon as reasonably practicable in connection with a transaction or transactions such as those that are described above to give effect to the Anti-dilution Adjustments.

      Accordingly, the Board of Directors is requesting that the holders of a majority of the outstanding shares of our common stock and Series A Preferred Stock, voting together on an as converted to common stock basis, approve the Vulcan private placement transaction and the potential issuance by the Company of additional shares of our common stock upon conversion of outstanding shares of our Series A Preferred Stock and upon exercise of an outstanding warrant issued to Vulcan in June 2000 as a result of anti-dilution adjustment provisions contained within the Company’s Certificate of Designation of Series A Preferred Stock and the Vulcan warrant, as required by the rules of the NASD and the terms of the Vulcan private placement transaction.

      Absent a stockholder vote in favor of this Proposal 5, the Company will not be permitted to make the Anti-dilution Adjustments to the conversion price of the Series A Preferred Stock or the exercise price of the Vulcan warrant resulting from the issuance of the warrants in connection with the November 2003 private placement transaction and the issuance of 642,921 shares of our common stock to Net One under the equity investment agreement.

      A vote in favor of this Proposal 5 will authorize the Company to make the Anti-dilution Adjustments to the conversion price of the Series A Preferred Stock and the exercise price of the Vulcan warrant resulting from the issuance of the warrants in connection with the November 2003 private placement transaction, and the issuance of 642,921 shares of our common stock to Net One under the equity investment agreement, although such issuances would otherwise exceed the 20% threshold or result in a conversion price or exercise price below the market value of the Company’s Common Stock on the date of the closing of the Vulcan private placement transaction in June 2000.

Board Recommendation

      In accordance with the terms of the Vulcan private placement transaction, the Board of Directors recommends the approval of the Vulcan private placement transaction and the other matters described in this Proposal 5.

Required Vote

      The affirmative vote of the holders of a majority of shares of our common stock and Series A Preferred Stock, voting together on an as converted to common stock basis, present and entitled to vote in person or by proxy, voting together as a single class, will be required to approve this Proposal 5.

The Board unanimously recommends a vote in favor of Proposal 5.

PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Independent Auditors’ Fees

      The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2003 and December 31, 2002, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year
	Ended

	2003	2002

	(In thousands)
Audit Fees	$362	$334
Audit-related Fees	0	50
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$362	$384

      All fees described above were approved by the Audit Committee. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with acquisitions.

Pre-Approval Policies and Procedures

      The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, PricewaterhouseCoopers LLP. The policy generally pre-

approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

      The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors recommends a vote in favor of Proposal 6.

EXECUTIVE OFFICERS

      The executive officers of the Company and their ages as of March 15, 2004 are as follows:

Name	Age	Position

Jonathan G. Morgan	50	President and Chief Executive Office
Tom Bennett	55	Vice President of Worldwide Support
David Bundy	45	Chief Technology Officer
Truman Cole	61	Vice President and Chief Financial Officer
Mark Reid	41	Vice President of Engineering
David Weinstein	47	Vice President of Marketing

      Biographical information about Mr. Morgan is set forth under Proposal 1 above.

      Mr. Bennett has been the Company’s Vice President of Worldwide Support since April 2003. Mr. Bennett commenced his employment with the Company as the Manager of Support Systems and Engineering in July 2000. Prior to his employment with the Company, Mr. Bennett served as the Director of Audio and Visual Services at the University of Akron, from June 1994 until July 2000. Prior to that, he served as Head of Instructional Support Services at the University of Akron, from June 1985 to June 1994. Mr. Bennett holds a Bachelor of Arts degree in Communications from the University of Akron.

      Mr. Bundy has served as Chief Technology Officer of the Company since July 1998 and as Vice President of Engineering of White Pine Software (a predecessor to CUseeMe Networks, Inc. acquired by the Company) from January 1994 to July 1998. Mr. Bundy was the Vice President and Principal Engineer of White Pine from August 1993 to December 1993. Mr. Bundy holds a BES degree in Electrical Engineering from John Hopkins University.

      Mr. Cole rejoined the Company as Chief Financial Officer in December 2002. Mr. Cole previously served as the Chief Financial Officer of the Company from July 1999 to October 2000. From October 2000 to December 2002, he was the Chief Financial Officer at Fitme.com, a private software company. From November 1997 to July 1999, he was the Vice President and Chief Financial Officer at NetSchools Corporation, a privately held Silicon Valley firm specializing in technology solutions for K-12 schools. From February 1994 to May 1997, Mr. Cole served as Chief Financial Officer of Network Peripherals, a networking company. Mr. Cole holds a Bachelor of Science degree in Mathematics from the University of Michigan and a Master of Business Administration degree from Santa Clara University.

      Mr. Reid has been the Company’s Vice President of Engineering since November 2003. Prior to his employment with the Company, Mr. Reid served as President and Chief Technology Officer of ProvisionSoft, an automated storage provider, from November 2001 to April 2003. Prior to that, he was Vice President of Advanced Technology at CMGI, Inc., an Internet investment company, from May 1999 to October 2001. Mr. Reid was Vice President of Engineering at VideoServer Corporation, a multimedia company, from December 1997 to April 1999. Mr. Reid holds a Bachelor of Science degree in Computer Science from Ohio State University and a Master’s degree in Electrical Engineering from Northeastern University.

      Mr. Weinstein has been the Company’s Vice President of Marketing since September 2003. Prior to his employment with the Company, Mr. Weinstein served as President and Chief Executive Officer of Zack Systems, an internet company, from 2000 until 2002. Prior to that, he was co-founder and Vice President of Marketing and Business Development of @Motion, Inc., subsequently acquired by Phone.com, now Openwave Systems, Inc., an applications and voice portal company, from 1997 until 2000. Mr. Weinstein holds a Bachelor’s Degree in Economics and Political Science from Haverford College and an MBA from Stanford University.

Security Ownership Of
Certain Beneficial Owners And Management

      The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial
	Ownership(2)

	Number of	Percent
Beneficial Owner(1)	Shares	of Total

Entities Affiliated with Special Situations Fund(3)	3,071,077	21.0%
153 E. 53rd Street, 55th Floor
New York, NY 10022
Vulcan Inc.(4)	1,049,234	7.2%
505 Fifth Avenue South
Seattle, WA 98104
Net One Systems(5)	1,142,921	7.8%
Sphere Tower Tennoz, 2-8
Higashi Shinagawa 2-chome
Shinagawa-ku, Tokyo 140-8621
Japan
Behavioral Financial Fund(6)	1,173,184	8.0%
c/o Fuller & Thaler Asset Management, Inc.
411 Borel Avenue, Suite 402
San Mateo, CA 94402
Firelake Strategic Technology Fund(7)	1,256,983	8.6%
575 High Street, Suite 330
Palo Alto, CA 94301
Lagunitas Partners(8)	1,256,983	8.6%
c/o Gruber & McBain Capital Management
50 Osgood Place, Penthouse
San Francisco, CA 94133
Tom Bennett(9)	28,029	*
David Bundy(10)	38,946	*
Truman Cole(11)	30,693	*
Norman Gaut(12)	152,078	*
Edward Harris(13)	54,856	*
Frank Kaplan	0	*
Jonathan Morgan(14)	132,174	*
Mark Reid(15)	10,000	*
Robert Romano	0	*
Werner Schmücking(16)	3,387	*

	Beneficial
	Ownership(2)

	Number of	Percent
Beneficial Owner(1)	Shares	of Total

George Sollman(17)	3,387	*
Adam Stettner(18)	260,102	1.8%
Frederick Strecker	0	*
David Weinstein(19)	12,333	*
Ralph Ungermann(20)	427,915	*
All directors and executive officers as a group (15 persons)(21)	1,153,900	7.6%

(1)	Unless otherwise noted in the table, the address for the Company’s executive officers and directors is: c/o First Virtual Communications, Inc., 3200 Bridge Parkway, Suite 202, Redwood City, CA 94065.

(2)	This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options, warrants and other rights to acquire shares of our common stock that were exercisable within 60 days of March 15, 2004. Percentage of beneficial ownership is based on 14,564,271 shares of common stock outstanding as of March 15, 2004. In computing the number and percentage of shares beneficially owned by each stockholder identified in the table, shares of common stock subject to options, warrants and other rights to acquire shares of our common stock that were exercisable on March 15, 2004 or exercisable within 60 days of March 15, 2004 by such stockholder are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other stockholder.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3)	Includes 553,771 shares of common stock held by Special Situations Fund III, L.P. (“SSF III”) and 526,886 shares of common stock issuable upon exercise of warrants held by SSF III; 178,911 shares held by Special Situations Cayman Fund, L.P. (“SSCF”), and 172,796 shares of common stock issuable upon exercise of warrants held by SSCF; 17,039 shares held by Special Situations Technology Fund, L.P. (“SSTF”), a fund for which Adam Stettner, a member of the Company’s Board, serves as the managing director, and 25,368 shares of common stock issuable upon exercise of warrants held by SSTF; and 102,235 shares of common stock held by Special Situations Technology Fund II, L.P. (“SSTFII”) and 51,117 shares of common stock issuable upon exercise of a warrant held by SSTFII. Austin W. Marxe and David Greenhouse, who serve as officers, directors and members or principal shareholders of the investment advisors to the funds, claim sole voting and dispositive powers for all 3,071,077 shares.

(4)	Includes 182,346 shares of common stock issuable upon exercise of a warrant held by Vulcan, Inc. and 866,888 shares of common stock issuable upon conversion of shares of Series A Preferred Stock held by Vulcan, Inc.

(5)	Includes 166,666 shares of common stock issuable upon exercise of a warrant held by Net One Systems Co., Ltd., which is a publicly traded company in Japan.

(6)	Includes 391,061 shares of common stock issuable upon exercise of a warrant held by Behavioral Financial Fund.

(7)	Includes 418,994 shares of common stock issuable upon exercise of a warrant held by Firelake Strategic Technology Fund, L.P. Fred Kittler, Managing Director of Firelake Capital, has voting and investment control of the securities held by Firelake Strategic Technology Fund, L.P.

(8)	Includes 418,994 shares of common stock issuable upon exercise of a warrant held by Lagunitas Partners LP. Jon D. Gruber and J. Patterson McBaine, managing members of Gruber & McBaine Capital Management, have voting and investment control of the securities held by Lagunitas Partners LP.

(9)	Includes 22,547 shares of common stock that Mr. Bennett has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(10)	Includes 35,007 shares of common stock that Mr. Bundy has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(11)	Includes 28,333 shares of common stock that Mr. Cole has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(12)	Includes 20,833 shares of common stock issuable upon exercise of a warrant held by Dr. Gaut and 31,245 shares of common stock that Dr. Gaut has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(13)	Includes 54,656 shares of common stock that Mr. Harris has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(14)	Includes 132,174 shares of common stock that Mr. Morgan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(15)	Includes 10,000 shares of common stock that Mr. Reid has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(16)	Includes 3,387 shares of common stock that Mr. Schmücking has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(17)	Includes 3,387 shares of common stock that Mr. Sollman has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(18)	Includes 108,888 shares held by SSTF, 91,849 shares of common stock issuable upon exercise of warrants held by SSTF and 59,365 shares of common stock that Mr. Stettner has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004. The shares deemed to be beneficially owned by Mr. Stettner exclude the shares described in note three above for SSF III and SSCF, for which Mr. Stettner disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

(19)	Includes 12,333 shares of common stock that Mr. Weinstein has the right to acquire pursuant to outstanding options exercisable within 60 days of March 15, 2004.

(20)	Includes 75,818 shares of common stock issuable upon exercise of a warrant held by Mr. Ungermann.

(21)	Includes shares described in the notes above, as applicable, which the executive officers and directors of the Company have the right to acquire within 60 days of March 15, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction each, was filed late by each of Messrs. Reid, Strecker, Bundy and Ungermann and Dr. Gaut, and two reports covering an aggregate of three transactions were filed late by each of Messrs. Morgan, Stettner and Harris, and an initial report of ownership was filed late by Net One Systems Co., Ltd.

Compensation of Directors

      The Company in the past has not provided cash compensation to directors for services in their capacity as a director, but reimbursed directors for certain expenses in connection with attendance at board and committee meetings. In March 2004, the Board approved the payment of an annual cash retainer with a value of $20,000 (the “Annual Retainer”) to compensate each non-employee director for services rendered as a director of the Company, commencing with the date of the 2004 Annual Meeting of Stockholders. The Company also will continue to reimburse directors for expenses incurred in connection with attending Board and committee meetings. The Annual Retainer will be paid to each non-employee director serving as such on the date following the date of the 2004 Annual Meeting of Stockholders and on the date of each subsequent annual meeting of the Company’s stockholders. Newly appointed or newly elected directors will not be eligible to receive the Annual Retainer until the third-month anniversary of such director’s appointment or election to the Board. The Annual Retainer will be paid, at the discretion of the Board, in cash or in shares of the Company’s common stock, which will be fully vested on the date of grant. Shares issued in payment of the Annual Retainer will be issued under the 1997 Plan at the fair market value on the date of grant, determined in accordance with the 1997 Plan. At this time, the Board expects the 2004 Annual Retainer to be paid in common stock under the 1997 Plan.

      All of the Company’s non-employee directors are also entitled to receive non-discretionary annual stock option grants under the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Under the Directors’ Plan, each non-employee director who is first elected to the Board currently automatically is granted an option to purchase 8,000 shares of Common Stock. Each non-employee director is additionally granted an option to purchase 8,000 shares of Common Stock on each anniversary of the director’s original grant under the Directors’ Plan so long as the director is not then an employee of the Company, has continuously served on the board during such time and is a member of the board at the time of grant. Options granted under the Directors’ Plan are granted at the fair market value of the Common Stock on the date of grant. In addition, each non-employee director serving on the Audit, Compensation or Nominating Committees of the Board, is granted an option under the Directors’ Plan to purchase 5,000 shares, 3,000 shares, and 3,000 shares, respectively, of Common Stock upon the director’s appointment to the committee and on each anniversary of such director’s original grant upon joining such committee, so long as the director is not then an employee of the Company, has continuously served on the committee during such time and is a member of the committee at the time of grant. Options granted under the Directors’ Plan are granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Directors’ Plan currently have a ten-year term and become exercisable on a daily ratable basis over a one year period from the date of grant. Proposal 3 described above sets forth amended terms for future grants to non-employee directors under the Directors’ Plan.

      During the year ended December 31, 2003, pursuant to the terms of the Directors’ Plan, Dr. Gaut and Messrs. Harris and Stettner each were each granted 5,000 shares of common stock on the respective anniversary of their original option grants under the Directors’ Plan at an exercise price per share of $1.70, $2.53, and $4.95, respectively, in each case, the fair market value on the date of grant. In addition, for his services on the Audit and Compensation Committees of the Board of Directors, Dr. Gaut received an automatic grant under the Director’s Plan of an option to purchase 5,000 and 3,000 shares of common stock, respectively, at an exercise price per share of $1.70 and $2.25, respectively. Mr. Harris received an automatic grant under the Directors’ Plan of an option to purchase 5,000 and 3,000 shares of common stock, respectively, at an exercise price per share of $1.60 and $1.60, respectively, for his services on the Audit and Compensation Committees of the Board of Directors. Mr. Stettner received an automatic grant under the Directors’ Plan of an option to purchase 3,000 shares of common stock at an exercise price per share of $4.80 and $2.40, respectively, for his services on each of the Nominating and Compensation Committees of the Board of Directors. In addition, Mr. Stettner received an automatic grant under the Directors’ Plan of an option to purchase 5,000 shares of common stock, at an exercise price of $1.62 per share, for his services on the Audit Committee. Messrs. Sollman and Schmücking each received an automatic grant under the Directors’ Plan of an option to purchase 8,000 shares of common stock, at an exercise price of $2.11 per share, upon joining the Board of Directors in December 2003. Mr. Ungermann did not receive grants under the Director’s Plan for his service as a director of the Company, since he served as Executive Chairman of the Board, and therefore was not a non-employee director under the plan. Mr. Ungermann was compensated by the Company in 2003 pursuant to the terms of his Retention Agreement, as discussed below. All option grants to the directors under the Directors’ Plan were made at the fair market value of the common stock on the respective dates of grant.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

      The following table shows for the fiscal years ended December 31, 2003, 2002 and 2001, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers on December 31, 2003 and former executive officers who departed from the Company during fiscal year 2003 (the “Named Executive Officers”):

					Long-Term Compensation

					Awards		Payouts

		Annual Compensation				Securities
					Restricted	Underlying
				Other Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Awards	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)(1)

Jonathan G. Morgan	2003	300,000	—	—	—	230,000	—	—
President and Chief	2002	46,154	—	—	—	43,000	—	—
Executive Officer	2001	—	—	—	—	—	—	—
Truman Cole	2003	200,000	—	—	—	80,000	—	—
Chief Financial Officer(2)	2002	769	—	—	—	—	—	—
	2001	—	—	—	—	—	—	—
David O. Bundy	2003	174,500	—	—	—	—	—	—
Chief Technology Officer	2002	149,520	—	—	—	20,000	—	—
	2001	78,392	—	—	—	—	—	—
Ralph Ungermann	2003	350,000	—	—	—	60,000	—	—
Former Executive Chairman	2002	99,646	—	—	—	50,000	—	4,214
and Former President	2001	20,596	—	—	—	—	—	4,068
and Chief Executive Officer(3)
Robert Romano	2003	124,783	90,739	14,580	—	—	—	58,333
Former Executive Vice	2002	162,938	83,371	—	—	40,000	—	—
President Sales and	2001	29,423	—	—	—	40,000	—	—
Business Development(4)
Frederick Strecker	2003	145,944	3,150	23,042	—	40,000		89,378
Former Vice President,	2002	199,809	2,768	—	—	90,000	—	—
Engineering(5)	2001	—	—	—	—	—	—	—
Frank Kaplan	2003	180,000	71,700	—	—	—	—	—
Former Vice President of	2002	3,462	—	—	—	80,000	—	—
Worldwide Sales(6)	2001	—	—	—	—	—	—	—

(1)	Represents insurance premiums paid by the Company with respect to group life and health insurance for the benefit of the Named Executive Officer.

(2)	Mr. Cole rejoined the Company as Chief Financial Officer in December 2002.

(3)	Mr. Ungermann served as President and Chief Executive Officer from July 2000 until June 19, 2001. From 2002 until Mr. Ungermann resigned in January 2004, Mr. Ungermann served as Executive Chairman of the Board of Directors of the Company.

(4)	Mr. Romano left the Company in September 2003.

(5)	Mr. Strecker left the Company in September 2003.

(6)	Mr. Kaplan left the Company in January 2004.

(7)	All per share numbers and price per share numbers in this proxy statement have been adjusted in all years to reflect the Company’s one-for-five reverse split effected in June 2003.

Stock Option Grants And Exercises

      The Company grants options to its executive officers under its 1997 Equity Incentive Plan (the “1997 Plan”) and 1999 Equity Incentive Plan (the “1999 Plan”). As of March 15, 2004, options to purchase a total of 686,358 and 896,149 shares were outstanding under the 1997 Plan and 1999 Plan, respectively, and options to purchase 275,070 and 286,249 shares remained available for grant under the 1997 Plan and 1999 Plan, respectively.

      The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term(4)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted(1)	Fiscal Year(2)	($/Sh)(3)	Date	5%($)	10%($)

Mr. Morgan	210,000 (5)	33.7%	$4.05	5/14/13	$535,815	$1,352,295
	20,000 (6)	3.2%	$1.50	10/18/13	$18,900	$47,700
Mr. Bundy	—	—	—	—	—	—
Mr. Cole	80,000 (5)	12.8%	$1.80	12/12/12	$90,720	$228,900
Mr. Kaplan	—	—	—	—	—	—
Mr. Romano	—	—	—	—	—	—
Mr. Strecker	—	—	—	—	—	—
Mr. Ungermann	—	—	—	—	—	—

(1)	Generally, 12.5% of the options become exercisable six months after the grant date and approximately 2.38% each month thereafter for 42 months. The term of each option granted is generally the earlier of (i) ten years or (ii) 30 days after termination of the employment of the holder.

(2)	Based on an aggregate of 623,250 options granted to employees, including the Named Executive Officers, of the Company during the fiscal year ended December 31, 2003.

(3)	The exercise price per share of each option is equal to the fair market value of the common stock on the Date of grant.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. All calculations are based on rounding the number of years remaining on the term of the option to the nearest whole number. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimate or projection of its future common stock price.

(5)	Shares subject to option vest in accordance with the Company’s standard four-year vesting schedule, 12.5% after six months from the date of grant, then monthly vesting in equal installments.

(6)	Shares subject to the option were fully vested on the date of grant.

Aggregated Option/ SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares Acquired		Options/SARs at	Options/SARs at
	on Exercise	Value	December 31, 2003 (#)	December 31, 2003 ($)(1)
Name	(#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Mr. Morgan	—	—	111,729/203,589	$28,749/21,251
Mr. Bundy	—	—	32,264/25,356	$12,906/9,342
Mr. Cole	—	—	20,000/80,000	$8,000/32,000
Mr. Romano	—	—	—	—
Mr. Strecker	—	—	—	—
Mr. Ungermann	—	—	86,897/23,103	—

(1)	Based on the fair market value of the common stock at December 31, 2003, of $2.20 per share, less the exercise price payable for such options.

Option Repricing Information

      In order to reduce the number of outstanding stock options previously granted by the Company and to retain and incent current employees holding options previously granted at prices in excess of the then-current market value, on July 25, 2003, the Company offered a voluntary employee stock option exchange program to its employees and members of its board of directors. Under the exchange offer, eligible employees and members of the board of directors had the opportunity to exchange their outstanding stock options for new options to be granted under the Company’s 1999 Plan and 1997 Plan, pursuant to the terms of the replacement option agreements between the Company and its employees and members of the board of directors. Under the exchange offer, all outstanding options were eligible options. The exchange offer period expired on August 22, 2003. Options accepted for exchange were cancelled and exchanged for replacement options covering one share for each three shares covered by the exchanged options. The replacement options were granted on the replacement grant date, February 23, 2004, at an exercise price equal to the fair market value of the Company’s common stock on that date. The new options will vest in equivalent monthly increments over a 24-month period commencing with the replacement grant date.

      The following table shows certain information concerning the repricing of options received by the Named Executive Officers during the last ten years.

Ten Year Option/SAR Repricings

							Length of
		Number of					Original
		Securities		Market Price			Option Term
		Underlying		of Stock at	Exercise Price		Remaining
		Options/SARs		Time of	at Time of	New	at Date of
		Repriced or		Repricing or	Repricing or	Exercise	Repricing or
Name	Date	Amended (#)		Amendment ($)	Amendment ($)	Price ($)	Amendment

Mr. Morgan	—	—		—	—	—	—
Mr. Cole	—	—		—	—	—	—
Mr. Bundy	2/23/04	1,254	(1)	$1.83	$9.97	$1.83	3.5 years
	2/23/04	1,411	(1)	$1.83	$12.21	$1.83	6.9 years
	2/23/04	5,016	(1)	$1.83	$7.475	$1.83	4.8 years
	2/23/04	2,351	(1)	$1.83	$12.21	$1.83	6.9 years
	2/23/04	6,270	(1)	$1.83	$9.97	$1.83	3.5 years
	2/23/04	1,254	(1)	$1.83	$9.97	$1.83	3.5 years
Mr. Ungermann	—	—		—	—	—	—
Mr. Romano	—	—		—	—	—	—
Mr. Strecker	—	—		—	—	—	—
Mr. Kaplan	—	—		—	—	—	—

(1)	Each option was cancelled in exchange for a new grant of an option to purchase one-third the number of shares subject to the cancelled grant, on February 23, 2004.

COMPENSATION COMMITTEE

Norman Gaut
Edward Harris
Werner Schmücking
George Sollman

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

      On October 10, 2003, the Company and Mr. Morgan entered into an employment agreement pursuant to which the Company retained Mr. Morgan’s services as President and Chief Executive Officer. Pursuant to the employment agreement, the Company agreed to pay Mr. Morgan a base salary of $300,000 per year, subject to annual review. In addition, Mr. Morgan will be entitled to annual performance based cash and stock option compensation, subject to the achievement of performance targets to be determined on an annual basis by the Compensation Committee. In connection with his agreement, Mr. Morgan was granted options to purchase an aggregate of 210,000 shares of common stock under the Company’s 1997 Plan and 1999 Plan at an exercise price per share of $4.05, the fair market value of the Company’s common stock on the date of grant. The options vest over four years from the date of grant at the rate of 12.5% of the shares subject to the options vested six months after the date of grant and the remaining shares subject to the option vest in equal monthly installments for the remaining 42 months, which is the Company’s standard vesting schedule. In addition, on October 19, 2003, following execution of his employment agreement, Mr. Morgan was granted an option to purchase 20,000 shares of common stock at $1.50 per share, the fair market value of the Company’s common stock on the date of the grant, pursuant to the term of the employment agreement. This option was granted under the 1999 Plan and was fully vested on the date of the grant. In the event Mr. Morgan is terminated by the Company without cause, as defined in the agreement, or Mr. Morgan terminates his employment for good reason, as defined in the agreement, the Company agreed to pay Mr. Morgan 12 months base salary, allow Mr. Morgan to exercise any options that are vested as of the date of his termination for a period of six months following his termination date and provide Mr. Morgan and his dependents with medical benefits for a period of up to 12 months following Mr. Morgan’s termination.

      In January 2003, the Company and Mr. Cole entered into an employment agreement pursuant to which Mr. Cole was hired effective as of December 13, 2002 as Vice President of Finance and Chief Financial Officer. Pursuant to the agreement, the Company agreed to pay Mr. Cole a base salary of $200,000 per year. In addition, Mr. Cole was granted an option to purchase 80,000 shares of common stock under the 1997 Plan at an exercise price of $1.80 per share, the fair market value of the Company’s common stock on the date of grant, subject to the Company’s standard four-year vesting schedule described above for Mr. Morgan. The employment agreement provides that in the event Mr. Cole is terminated by the Company without cause, as defined in the agreement, Mr. Cole will receive a continuation of his base salary for a period of four months following the date of his termination, and medical benefits for himself and his dependents for three months after the date of his termination or until the date he becomes eligible to receive medical benefits from another company or business entity, whichever is earlier.

      In September 2003, the Company and Mr. Weinstein entered into an employment agreement pursuant to which Mr. Weinstein was hired as Vice President of Marketing. Pursuant to the agreement, the Company agreed to pay Mr. Weinstein a base salary of $200,000 per year. In addition, Mr. Weinstein was granted an option to purchase 80,000 shares of common stock under the 1997 Plan at an exercise price per share of $2.16, the fair market value of the Company’s common stock on the date of grant, subject to the Company’s standard four-year vesting schedule described above. The employment agreement provides that in the event Mr. Weinstein is terminated by the Company without cause, as defined in the agreement, Mr. Weinstein will receive a continuation of his base salary for a period of three months following the date of his termination, and medical benefits for himself and his dependents for three months after the date of his termination or until the date he becomes eligible to receive medical benefits from another company or business entity, whichever is earlier.

      In November 2003, the Company and Mr. Reid entered into an employment agreement pursuant to which Mr. Reid was hired as Vice President of Engineering. Pursuant to the agreement, the Company agreed to pay Mr. Reid a base salary of $190,000 per year. In addition, Mr. Reid was granted an option to purchase 80,000 shares of common stock under the 1997 Plan at an exercise price per share of $2.11, the fair market value of the Company’s common stock on the date of grant, subject to the Company’s standard vesting schedule described above. The employment agreement provides that in the event Mr. Reid is terminated by the Company without cause, as defined in the agreement, Mr. Reid will receive a continuation of his base salary for a period of three months following the date of his termination, and medical benefits for himself and his dependents for three months after the date of his termination or until the date he becomes eligible to receive medical benefits from another company or business entity, whichever is earlier.

      In November 2002, the Company and Mr. Kaplan entered into an agreement pursuant to which Mr. Kaplan became Vice President of World Wide Sales. Pursuant to the agreement, the Company agreed to pay Mr. Kaplan a base salary of $180,000 per year through December 31, 2003 and a target commission based bonus for calendar year 2003 of $120,000 if Mr. Kaplan achieved 100% of his sales quota for 2003. Pursuant to his employment agreement, Mr. Kaplan’s base salary for calendar year 2004 would have been $100,000 with a target commission based bonus of $100,000 if Mr. Kaplan achieved 100% of his sales quota for 2004. In addition, Mr. Kaplan was granted an option to purchase 80,000 shares of common stock under the 1997 Plan at an exercise price per share of $1.50, the fair market value of the Company’s common stock on the date of grant, subject to the Company’s standard four-year vesting schedule described above. The employment agreement provided that in the event Mr. Kaplan is terminated by the Company without cause, as defined in the agreement, Mr. Kaplan would receive a continuation of his base salary for a period of three months following the date of termination, 25% of his commission based bonus, then in effect, and medical benefits for himself and his dependents for three months after the date of his termination or until the date he becomes eligible to receive medical benefits from another company or business entity, whichever is earlier. Mr. Kaplan resigned in February 2004 and the Company paid Mr. Kaplan $75,000 in severance.

      In October 2002, the Company entered into a retention agreement with Mr. Ungermann pursuant to which the Company retained Mr. Ungermann’s services as Executive Chairman of the Board and as the Company’s principal high-level interface with it major customers located in Japan and Asia, from October 1, 2002 through March 31, 2004. Pursuant to Mr. Ungermann’s retention agreement, the Company agreed to pay Mr. Ungermann an annual base salary of $350,000 and a target bonus of $100,000, subject to achievement of milestones to be specified by the Compensation Committee, in connection with his services. The agreement provides that in the event Mr. Ungermann is removed from his duties and/or his duties are materially diminished by the Company without cause, as defined in the agreement, and without Mr. Ungermann’s consent, Mr. Ungermann would receive a lump sum payment equal to his remaining base salary through March 31, 2004 and any portion of the target bonus earned by him as of the date he is removed from his duties and/or his duties are materially diminished. Mr. Ungermann resigned as Executive Chairman of the Board and as a director of the Company on January 21, 2004. Pursuant to his retention agreement, the Company paid Mr. Ungermann a lump sum payment for his remaining base salary through March 31, 2004 and variable compensation of $75,000.

      In January 2003, the Company and Mr. Romano entered into an employment agreement pursuant to which Mr. Romano became the Company’s Vice President of Marketing effective December 2002, with an annual base salary of $175,000, subject to annual review. Mr. Romano was also eligible for a target bonus of $25,000 per quarter, based on achievement of specified targets. The agreement also provided that in the event Mr. Romano was terminated without cause, as defined in the agreement, Mr. Romano would receive continuation of his base salary and target cash bonus for a period of four months following the date of his termination, and medical benefits for himself and his eligible dependents for four months after the date of his termination or until the date of his termination or until the date he becomes eligible to receive medical benefits from another company or business entity, whichever is earlier. Mr. Romano resigned in September 2003 and the Company paid Mr. Romano $58,333 in severance.

      In April 2001, the Company and Mr. Bundy entered into an employment agreement, pursuant to which Mr. Bundy became Chief Technology Officer. The agreement provides that in the event Mr. Bundy is terminated by the Company without cause, as defined in the agreement, Mr. Bundy will receive a continuation of his base salary for a period of six months following the date of his termination, and medical for six months after the date of his termination or until the date he becomes eligible to receive medical benefits from another company or business entity, whichever is earlier.

NON-EMPLOYEE DIRECTORS’ CHANGE OF CONTROL PLAN

      In February 1999, the Board of Directors adopted the Non-Employee Directors’ Change of Control Plan to provide non-employee directors of the Company with the protection of certain benefits in case of a termination of the director’s status as a director of the Company in connection with a change of control of the Company. The Non-Employee Directors’ Change of Control Plan provides, as of the date of a change of control of the Company, as defined in the plan, that, subject to certain tax circumstances, each of the Company’s then non-employee director’s outstanding stock options, restricted stock awards and restricted stock purchases will vest and be exercisable in full.

      The Board of Directors will administer the Non-Employee Directors’ Change of Control Plan unless and until the Board of Directors delegates administration to a committee of the Board of Directors. Prior to a change of control of the Company, the right to receive benefits under the Non-Employee Directors’ Change of Control Plan will automatically terminate on the date upon which a non-employee director’s status as a non-employee director of the Company terminates, as evidenced by the written resignation of a non-employee director, by action of the Board of Directors or of the stockholders of the Company removing such non-employee director as a director, or otherwise.

      The Board of Directors at any time, and from time to time, may amend or terminate the Non-Employee Directors’ Change of Control Plan; provided, however, that any such termination must occur prior to the occurrence of a change of control of the Company.

EXECUTIVE OFFICERS’ CHANGE OF CONTROL PLAN

      In February 1999, the Board of Directors adopted the Executive Officers’ Change of Control Plan (the “Executive Plan”) to provide certain executive officers (each individually, an “Executive”) of the Company with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a change of control of the Company, as defined in the Executive Plan. Messrs. Bennett, Bundy, Cole, Morgan, Reid and Weinstein are currently covered by the Executive Plan. Each person who is subsequently confirmed as a Section 16 Officer by action of the Board will also be covered by the Executive Plan. “Section 16 Officer” means an “officer” of the Company, as defined in Rule 16a-1(f) promulgated under the Exchange Act, provided that the officer is designated as such by action of the Board. The Board amended the Executive Plan in October 2003 with respect to the provision regarding acceleration of vesting for options held by Executives, as described below.

      If within 18 months following the date of a change of control of the Company the Executive’s employment with the Company terminates involuntarily other than for cause, death or disability, or if within the 18 month period, the Executive terminates his or her employment with the Company voluntarily with good reason (as defined below), then, subject to certain tax circumstances and limitations and conditions on benefits: (i) the Executive will be entitled to receive base salary continuation payments at the Executive’s base salary rate in effect on the date of termination, paid on a monthly basis, for 12 months after the date of termination, in addition to any accrued but unpaid base salary, bonus payments, and/or accrued and unused vacation; (ii) each of the Executive’s outstanding stock options, restricted stock awards and restricted stock purchases will have their vesting and exercisability schedules accelerated in full (prior to the October 2003 amendment of the Executive Plan, the Executive Plan provided for 18 months acceleration of vesting); (iii) the Executive will be entitled to receive bonus continuation payments totaling the Executive’s target bonus for the current fiscal year in effect on the date of termination, paid on a monthly basis for 12 months after the date of termination; and (iv) if at the time of termination the Executive is covered by the Company’s group health plan, the Company will provide to the Executive, subject to the Executive and his or her eligible spouse and/or dependents electing continuation coverage under COBRA, 100% Company-paid group health coverage at the same level of coverage as was provided to the Executive immediately prior to the date of termination (the “Company-Paid Coverage”). If such coverage included the Executive’s spouse and/or dependents immediately prior to the date of termination, the spouse and/or dependents will also be covered at Company expense. Company-Paid Coverage will continue until the earlier of (x) 12 months from the date of termination, or (y) the date that the Executive and his or her spouse and/or dependents become covered under another employer’s group health plan that provides the Executive and his or her spouse and/or dependents with comparable benefits and levels of coverage. In no event will the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under the Executive Plan.

      “Good reason” means: (i) any material reduction of the Executive’s duties, authority or responsibilities relative to the Executive’s duties, authority, or responsibilities as in effect immediately before such reduction, unless agreed to in writing by the Executive; (ii) a reduction by the Company in the base salary or target bonus opportunity of the Executive as in effect immediately before the reduction; (iii) the relocation of the Executive to a facility or a location more than 35 miles from the Executive’s then present location, without the Executive’s written consent; or (iv) any failure of the Company to obtain the assumption of the Executive Plan by any successor or assign of the Company.

      Prior to a change of control of the Company, the right to receive benefits under the Executive Plan will automatically terminate on the date upon which the Executive ceases to be a Section 16 Officer, for any reason or no reason, as evidenced by the written resignation of such Executive, by action of the Board of Directors removing such Executive as a Section 16 Officer or otherwise.

      The Board of Directors will administer the Executive Plan unless and until the Board of Directors delegates administration to a committee of the Board of Directors. The Board of Directors at any time, and from time to time, may amend or terminate the Executive Plan; provided, however, that any termination must occur prior to the occurrence of a change of control of the Company.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION(1)

      The Company’s executive compensation policies and practices generally are approved by the Compensation Committee. The Compensation Committee currently consists of four directors who are not employees of the Company, Dr. Gaut and Messrs. Harris, Schmücking and Sollman. The Compensation Committee’s determinations on compensation of the Chief Executive Officer and the other executive officers of the Company in 2003 were reviewed and approved by the full Board of Directors of the Company, with any interested director abstaining from voting on such matters. All options granted to directors and executive officers during 2003 were granted by the full Board of Directors.

Philosophy

      The Compensation Committee is responsible for establishing and administering policies which govern annual executive salaries, variable cash compensation and stock option grants for executive officers. The Compensation Committee annually evaluates the performance, and determines the compensation of the Chief Executive Officer and the other executive offices of the Company based upon a mix of the achievement of established corporate goals, individual performance and comparisons with other companies in the Company’s market. These policies are designed to provide an incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. The Chief Executive Officer is not present during the discussion of his compensation.

Compensation

      The Company’s executive compensation is based on three components: base compensation; annual cash incentives, and equity incentives, each of which is intended to support the Company’s overall compensation philosophy.

      Base compensation. Base salary is targeted at the median level for emerging technology companies of similar characteristics, such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

      The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for the Company’s executive officers, other than the Chief Executive Officer. The salary plan is modified as deemed appropriate and approved by the Compensation Committee, as applicable. The annual salary plan is developed by the Company’s Chief Executive Officer based on publicly available information on organizations with similar characteristics and on past and expected future contributions of the individual executive. The base salary of the Chief Executive Officer in 2003 was based on his employment agreement, as previously described. The Compensation Committee reviewed compensation data provided by an outside consultant in connection with the negotiation of Mr. Morgan’s employment agreement in 2003, as well as the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company. Pursuant to the terms of his employment agreement, Mr. Morgan received a base salary of $300,000 per year in 2003.

      Annual Incentives. In prior years, the Company paid short-term cash incentives to the Company’s executive officers under a variable compensation plan for each executive. Both individual and corporate goals are agreed to by the executive and the Compensation Committee for each executive officer either at the beginning of the year or on the date of hire of the executive, based on optimizing revenues and margins, and on prudent management of the expenses of the business. The Company did not establish variable compensation

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

goals for executive officers in 2003, therefore, Mr. Morgan and the other executive officers did not receive variable cash compensation in 2003, with the exception of two executive officers who received variable compensation for services rendered in 2003 of approximately 22% to 33% of their respective base salaries in 2003.

      Equity incentives. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to the 1997 Plan and the 1999 Plan. The equity component of compensation is intended to retain and motivate employees, including executive officers, to improve long-term stockholder value. Stock options are granted at fair market value, typically contain vesting restrictions and have value only if the Company’s stock price increases. The shares covered by the options are generally subject to vesting over a period of four years, with one-eighth of the shares vesting six months after the date of grant and the remaining shares vesting on a pro rata monthly basis thereafter. The Board of Directors believes that this element of the total compensation program directly links the participant’s interests with those of stockholders and the long-term performance of the Company.

      The Compensation Committee reviews management’s recommendations regarding the number and terms of options granted under the 1997 Plan and 1999 Plan to executive officers. The Board of Directors encourages executives to build a substantial ownership investment in the Company’s Common Stock. The tables on pages 31, 32 and 35 to 38 reflect the stock and option ownership positions of the executive officers at March 15, 2004 and December 31, 2003, respectively. Stock option grants awarded to each executive officer are based on the Compensation Committee’s judgment as to the performance of the executive officer prior to the date of grant. In connection with the hiring of a new executive officer, the Compensation Committee considers the number of options held by other executive officers at the Company and competitive data. The Compensation Committee also considers the number of options already held by each executive officer when determining awards.

      Out of a total of 637,250 stock options granted to employees by the Company in 2003, the executive officers of the Company, including those who left the Company in 2003, received grants for 550,000 options, or approximately 86% of the total number of options granted in 2003. As previously described in connection with Mr. Morgan’s employment agreement, Mr. Morgan was granted options to purchase 230,000 shares of common stock in 2003 in connection with his acceptance of the position of President and Chief Executive Officer of the Company.

      The Compensation Committee believes that the policies and practices described above provide compensation that is competitive with comparable emerging technology companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, the Company’s performance and stockholder value.

      Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has determined that stock options granted under the 1997 Plan with an exercise price at least equal to the fair market value of the Company’s Common Stock on the date of grant are considered to be “performance based compensation.”

COMPENSATION COMMITTEE

Norman Gaut
Edward Harris
Werner Schmücking
George Sollman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No executive officer of the Company served during 2003 or currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers that served during 2003 or are currently serving as a member of the Company’s Board or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

      The SEC requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a comparison of cumulative stockholder return of an investment of $100 in cash on December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003 in (i) the Nasdaq Stock Market (U.S.) Index, (ii) the JP Morgan Hambrecht & Quist (“H&Q”) Technology Index, (iii) the RDG Technology Composite and (iv) the Company’s Common Stock. The H&Q Technology Index was discontinued in 2001 and replaced with the RDG Technology Composite. Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG FIRST VIRTUAL COMMUNICATIONS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE RDG TECHNOLOGY COMPOSITE INDEX

*	100 invested on December 31, 1998 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vulcan Private Placement Transaction

      As more fully described in Proposal 5, in June 2000, the Company issued 27,437 shares of Series A Preferred Stock in a private placement to Vulcan Inc. (“Vulcan”) for an aggregate purchase price of $27,437,000. The initial conversion price of the Series A Preferred Stock was $40.00 per share and the shares of Series A Preferred Stock were initially convertible into 685,925 shares of the Company’s common stock. The fair market value of the Company’s common stock on the date of the closing of the Vulcan private placement transaction (based on Nasdaq rules) was $31.75 per share. As a result of anti-dilution adjustments through June 13, 2003, the conversion price of the Series A Preferred Stock is currently $31.65 per share and the shares of Series A Preferred Stock are currently convertible into 866,888 shares of common stock of the Company, subject to certain anti-dilution protections set forth in the Certificate of Designation of Series A

Convertible Preferred Stock. In connection with the Vulcan private placement transaction in June 2000, the Company also issued to Vulcan a warrant with a term of five years to purchase up to 170,000 shares of common stock at an initial exercise price per share of $35.00, and provided Vulcan with anti-dilution protection under the warrant. As a result of anti-dilution adjustments through June 13, 2003, the warrant is currently exercisable for 182,346 shares of the Company’s common stock at an exercise price per share of $32.65.

      As described in Proposal 5, the Company is currently soliciting stockholder approval of the potential issuance by the Company of additional shares of its common stock upon conversion of outstanding shares of its Series A Preferred Stock and upon the exercise of the Vulcan warrant, as a result of anti-dilution adjustment provisions contained in the Company’s Certificate of Designation of Series A Preferred Stock and the Vulcan warrant. If Proposal 5 is approved by the Company’s stockholders, as a result of the maximum anti-dilution adjustments described in Proposal 5, Vulcan could beneficially own up to an aggregate of 1,754,704 shares of the Company’s common stock (assuming the conversion of the Series A Preferred Stock and the exercise of the Vulcan warrant), representing approximately 10.8% of the outstanding shares of the Company’s common stock (assuming the conversion of the Series A Preferred Stock and the exercise of the Vulcan warrant), based on 14,564,271 outstanding shares of the Company’s common stock on March 15, 2004.

Special Situations Fund

      On November 12, 2003, the Company issued 5,732,406 shares of common stock at $1.79 per share and warrants to purchase 2,866,203 shares of common stock with an exercise price of $1.79 per share, resulting in proceeds of approximately $9.6 million net of fees and expenses. The warrants are exercisable for five years, commencing November 12, 2003. The investors in the financing included Special Situations Fund (“SSF”), including Special Situations Technology Fund, L.P. of which Adam Stettner, a member of the Company’s Board of Directors, serves as Managing Director. Additional investors in the November 2003 private financing also included Behavioral Financial Fund, Firelake Strategic Technology Fund, and Lagunitas Partners, all beneficial owners of more than five percent of our outstanding common stock. In addition, Proposal 4 in this proxy statement describes a proposal by SSF for a potential additional investment in the Company.

Net One Systems Co., Ltd.

      On September 30, 2003, the Company entered into an Equity Investment Agreement with Net One Systems Co., Ltd. (“Net One”), pursuant to which Net One was authorized to return approximately $1.5 million of products previously purchased form the Company, net of $75,000 of expenses, in exchange for shares of common stock of the Company, at a purchase price of $2.45 per share. On October 8, 2003, the Company issued 642,921 shares of the Company’s common stock to Net One at $2.45 per share as consideration for the returned products.

Indemnification Agreements

      The Company has entered into indemnification agreements with its directors and executive officers that provide, among other things, that the Company will indemnify its directors and executive officers, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings that the officer or director is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are First Virtual Communications stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Truman Cole, Secretary, First Virtual Communications, Inc., 3200 Bridge Parkway, Suite 202, Redwood City, California 94065, or contact Mr. Cole at (650) 801-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

AVAILABLE INFORMATION

      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Corporate Secretary, First Virtual Communications, Inc., 3200 Bridge Parkway, Suite 202, Redwood City, California 94065.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

TRUMAN COLE
Secretary

April 13, 2004

Appendix A

CHARTER OF THE AUDIT COMMITTEE

OF
FIRST VIRTUAL COMMUNICATIONS, INC.

Purpose and Policy

      The Audit Committee shall provide assistance and guidance to the Board of Directors of the Company (the “Board”) in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the outside auditors and the Company’s financial management and to serve as a channel of communication between the outside auditors and the Board. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

Composition and Organization

      The Audit Committee shall consist of at least three members of the Board. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq National Market or Nasdaq SmallCap Market, as applicable to the Company (“Nasdaq”), applicable to Audit Committee members and as in effect from time to time. To the extent mandated by the requirements of Nasdaq, at least one member of the Audit Committee shall be a “financial expert” within the meaning of such requirements.

Meetings and Minutes

      The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, but in any event shall hold at least four meetings per year. A written agenda shall be prepared in advance of each such meeting. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after each meeting. In addition, the Audit Committee shall keep the Board apprised of its activities and shall advise the Board in detail of its material findings on a periodic basis. Meetings of the Audit Committee shall occur prior to the commencement of the Company’s annual audit and prior to completion of the annual audit, among other times. Audit Committee Meetings shall be held separately from meetings of the Board. At each meeting of the Audit Committee, if requested by the Audit Committee, there shall be an executive session held without the presence of management.

Authority; Direct Access to Advisors and Internal Information

      The Audit Committee shall have direct and unrestricted access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall have direct access to the Company’s financial and legal advisors, including outside legal counsel and independent auditors. The Audit Committee shall have authority to request that any of the Company’s outside counsel, outside auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

Mission; Responsibilities

      The Audit Committee is the key overseer of the Company’s financial reporting and internal controls. It serves as the primary interface with the Company’s outside auditors. The key to successful performance of its functions is strict independence from Company management combined with a thorough understanding of the

Company’s business and material financial reporting issues. The primary responsibility of the Audit Committee shall be to oversee the Company’s financial reporting process (including the outside auditors) on behalf of the Board and to report the results of these activities to the Board. In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible to address changing circumstances most effectively. To implement the policy of the Audit Committee, the Audit Committee shall be charged with the following functions and processes, with the understanding, however, that the Audit Committee may supplement or deviate from these activities as appropriate under the circumstances:

1. To evaluate the performance of the Company’s outside auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the firm of certified public accountants employed by the Company as its outside auditors for the ensuing year, which retention may be subject only to ratification by the Company’s stockholders.

2. To engage the outside auditors, and review and approve the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the auditors.

3. To review and approve the retention of the Company’s outside auditors to perform any proposed permissible non-audit services, including the compensation to be paid therefor, authority for which may be delegated to one or more Audit Committee members, provided that all approvals of non-audit services pursuant to this delegated authority be presented to the full Audit Committee at its next meeting.

4. To monitor the rotation of the outside audit partner with primary responsibility for the audit and the outside audit partner responsible for review of the audit, as required by applicable law.

5. At least annually, to receive and review written statements from the outside auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors’ objectivity and independence, to assess and otherwise take appropriate action to oversee the independence of the auditors.

6. To consider and, if deemed appropriate, adopt a policy regarding Audit Committee preapproval of employment by the Company of individuals formerly employed by the Company’s outside auditors.

7. To review, upon completion of the audit, the financial statements to be included in the Company’s Annual Report on Form 10-K.

8. To review and discuss with the outside auditors and management, the results of the annual audit, including the auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any audit adjustments noted or proposed by the outside auditors (whether “passed” or implemented in the financial statements), the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the outside auditors under Statement on Auditing Standards No. 61.

9. To review and discuss with management and the outside auditors the results of the auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, to the extent practicable, or the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the outside auditors under Statement on Auditing Standards No. 61. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this discussion.

10. To review and discuss with management and the outside auditors, as appropriate, the Company’s disclosures contained in earnings press releases and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

11. To review and discuss with management and the outside auditors, as appropriate, earnings press releases, which discussions may be general discussions of the type of information (including the use of pro forma information) to be disclosed or the type of presentation to be made.

12. To review with management and the outside auditors significant issues that arise regarding accounting principles and financial statement presentations, including the adoption of new, or material changes to existing, critical accounting policies or to the application of those policies, the potential effect of alternative accounting policies available under GAAP, the potential impact of regulatory and accounting initiatives and any other significant reporting issues and judgments.

13. To review and discuss with management and the outside auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures, internal control risks and potential financial reporting weaknesses, and the steps taken by management to monitor and control these exposures.

14. To evaluate the cooperation received by the outside auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

15. To review with the outside auditors any management or internal control letter or any qualification in the outside auditor’s opinion, issued or, to the extent practicable, proposed to be issued by the outside auditors and management’s response, if any, to any such letter.

16. To review with the outside auditors and management any communications between the audit team and the firm’s national office with respect to issues presented by the engagement and to review and resolve any conflicts or disagreements between management and the outside auditors regarding financial reporting, accounting practices or policies.

17. To confer with the outside auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of financial reporting controls in effect (including any special audit steps taken in the event of material control deficiencies).

18. Periodically, to meet in separate sessions with the outside auditors and senior management to discuss any matters that the Audit Committee, the outside auditors or senior management believe should be discussed privately with the Audit Committee, including a discussion with the outside Auditors as to whether the outside auditors have noticed any year end or unusually large transactions which require further investigation and regarding the aggressive or conservative nature of the Company’s financial reporting policies.

19. To consider and review with management, the outside auditors, outside counsel, as appropriate, and, in the judgment of the Audit Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

20. To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. To review with counsel, the outside auditors and management, as appropriate, any significant regulatory or other legal or accounting matters that could have a material impact on the Company’s financial statements, compliance programs and policies.

22. To investigate any matter brought to the attention of the Audit Committee within the scope of its duties if, in the judgment of the Audit Committee, such investigation is necessary or appropriate.

23. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

24. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

25. To report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Company’s independent auditors or such other matters as the Audit Committee deems appropriate from time to time or whenever it shall be called upon to do so.

26. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

      It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the outside auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Audit Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles or otherwise comply with applicable laws.

FIRST VIRTUAL COMMUNICATIONS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2004

     The undersigned hereby appoints Jonathan Morgan and Truman Cole, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of First Virtual Communications, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Virtual Communications, Inc. to be held at the Company’s offices at 3200 Bridge Parkway, Suite 202, Redwood City, California 94065 on Tuesday, May 18, 2004 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR BOTH NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect two directors to hold office until the 2007 Annual Meeting of Stockholders.

☐	FOR both nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below).

Nominees:	George Sollman, Norman E. Gaut, Ph.D.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4, 5 AND 6.

PROPOSAL 2:	To approve the Company’s 1997 Equity Incentive Plan, as amended, to (a) increase the aggregate number of shares of common stock authorized for issuance under such plan by 1,900,000 shares and (b) to increase the maximum number of options issuable to a person in a calendar year.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 3:	To approve the Company’s 1997 Non-Employee Directors’ Plan, as amended, to (a) increase the aggregate number of shares of common stock authorized for issuance under such plan by 100,000 shares, (b) change the automatic grant size, eligibility, vesting and exerciseability provisions and (c) provide for a one-time grant on the annual meeting date.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 4:	To approve the potential issuance and sale by the Company of shares of common stock and warrants exercisable for shares of its common stock to entities affiliated with Special Situations Fund.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on other side)

PROPOSAL 5:	To approve the potential issuance by the Company of additional shares of its common stock upon conversion of outstanding shares of its Series A Preferred Stock and upon exercise of an outstanding warrant issued to Vulcan Inc. in June 2000, as a result of anti-dilution adjustment provisions contained in the Company’s Certificate of Designation of Series A Preferred Stock and the Vulcan warrant.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 6:	To ratify selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers, LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.